The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)

A filing fee of $88,275, calculated in accordance with

Rule 457(r), has previously been transmitted to the

SEC in connection with the securities offered from the

registration statement (File No. 333-130211) by means

of this prospectus supplement.

Subject to Completion, dated December 8, 2005

PROSPECTUS SUPPLEMENT (To Prospectus dated December 8, 2005)

$750,000,000

$             % Senior Subordinated Notes due 2013

$             % Senior Subordinated Notes due 2015

This is an offering by Omnicare, Inc. of $             of its             % Senior Subordinated Notes due 2013, referred to as the “2013 Notes,” and $             of its             % Senior Subordinated Notes due 2015, referred to as the “2015 Notes.” The 2013 Notes and the 2015 Notes are referred to collectively as the “notes.” Interest is payable on             and             of each year, beginning on             , 2006. The 2013 Notes will mature on             , 2013 and the 2015 Notes will mature on             , 2015.

We may redeem all or part of the 2013 Notes on or after             , 2009. We may redeem all or part of the 2015 Notes on or after             , 2010. Prior to such dates, we may redeem all but not part of the notes by paying a make-whole premium. Before             , 2008, we also may redeem up to 35% of the aggregate principal amount of each of the 2013 Notes and the 2015 Notes from the proceeds of certain equity offerings. Redemption prices are set forth under “Description of Notes—Optional Redemption.” For a discussion of the tax consequences of this offering, see “Material United States Federal Income and Estate Tax Consequences for Non-U.S. Holders.”

The notes will be guaranteed on a senior subordinated basis by most, but not all, of our current and future domestic subsidiaries. The notes and the guarantees will be our and our subsidiary guarantors’ general unsecured obligations and are subordinated to our and our subsidiaries’ senior debt and will be subordinated to future senior debt that we and our subsidiaries are permitted to incur under our senior credit facilities and the indenture governing the notes.

Concurrently with this offering of notes, we are offering 12,825,000 shares of common stock and $750 million aggregate principal amount of our             % Convertible Senior Debentures due 2035. The closing of this offering is conditioned on the closing of the concurrent common stock and convertible debenture offerings.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus.

	Per 2013 Note	Total	Per 2015 Note	Total
Public Offering Price	%	$	%	$
Underwriting Discount	%	$	%	$
Proceeds to Omnicare	%	$	%	$

Interest on these notes will accrue from             , 2005 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplemental prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain affiliates of the underwriters are lenders under our 364-day loan facility and as such will receive a portion of the proceeds of this offering, which will be used in the repayment of such 364-day loan facility.

Lehman Brothers, on behalf of the underwriters, expects to deliver the notes on or about             , 2005.

Joint Book-Running Managers

LEHMAN BROTHERS	JPMORGAN	SUNTRUST ROBINSON HUMPHREY

Co-Managers

CIBC WORLD MARKETS

WACHOVIA SECURITIES

MERRILL LYNCH &CO.

CREDIT SUISSE FIRST BOSTON

                        , 2005

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell our notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We own the service marks and trademarks for Omnicare Geriatric Pharmaceutical Care Guidelines®,

Omnicare Guidelines®, OSC2OR® and Omnicare Senior Health Outcomes™.

i

SUMMARY

References in this prospectus supplement and the accompanying prospectus to “Omnicare,” the “Company,” “we,” “us” or “our” are to Omnicare, Inc. unless otherwise indicated or the context otherwise requires. This section contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference, including the “Risk Factors” in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

Omnicare is a leading geriatric pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities, assisted living facilities, retirement centers, independent living communities, hospitals, hospice and other healthcare settings. We provide our pharmacy services to long-term care facilities and other chronic care settings comprising approximately 1,441,000 beds in 47 states, the District of Columbia and in Canada. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, we provide ancillary services, such as administering medications and nutrition intravenously (infusion therapy services) and furnishing respiratory therapy services, medical supplies and equipment and clinical care planning and financial software information systems to our client facilities. As well, we provide operational software and support systems to long-term care pharmacy providers across the United States. We provide pharmaceutical distribution and patient assistance services for specialty pharmaceuticals. We also provide comprehensive product development and research services for the pharmaceutical, biotechnology, medical device and diagnostic industries in 30 countries as of September 30, 2005.

Our Business

Our primary line of business is the distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to skilled nursing facilities, assisted living facilities and other providers of healthcare services. We serve this market primarily through our national network of pharmacies, which are dedicated to serving skilled nursing, assisted living and other institutional healthcare facilities and are strategically located throughout the United States. We typically service long-term care facilities within a 150-mile radius of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery and for consultations with the facility’s staff or attending physicians. We utilize a unit-of-use distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. Our delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration. In conjunction with our delivery system, our record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish intravenous administration of medication and nutrition therapy and respiratory therapy services, medical supplies and equipment and clinical care planning and software support systems. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs. For example, we have developed a ranking of drugs based on their relative clinical effectiveness for the elderly and by cost to the payor. We use these rankings, which we call the Omnicare Geriatric Pharmaceutical Care Guidelines ®, or Omnicare Guidelines, to more effectively manage patient care and costs. In addition, we provide health and outcomes management programs for the large base of elderly residents of the long-term care facilities we serve.

Recent Acquisitions

In July 2005, we acquired NeighborCare, Inc., or NeighborCare, for cash consideration of approximately $1.6 billion. The cash consideration did not include the repayment of certain NeighborCare debt totaling approximately $78 million, which we retired immediately following the acquisition, or the assumption of $250 million in principal amount of NeighborCare’s 6.875% senior subordinated notes due 2013, which we repurchased in August 2005. We financed the acquisition and the repayment of debt with available cash and the proceeds of loans under our 364-day loan facility, which had an aggregate outstanding amount of $1.9 billion as of September 30, 2005. At the time of the acquisition, NeighborCare was a leading institutional pharmacy provider serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings, as well as a provider of infusion therapy services, home medical equipment, respiratory services, community-based retail pharmacies and group purchasing.

On August 12, 2005, we completed the acquisition of excelleRx, Inc., a provider of pharmaceutical products and care services to approximately 400 hospice programs with approximately 48,000 patients in 46 states, for cash consideration at closing of approximately $269 million.

On August 15, 2005, we completed the acquisition of RxCrossroads, L.L.C., a provider of specialty distribution, product support and mail order pharmacy services for pharmaceutical manufacturers and biotechnology companies, generally for high-cost drugs used in the treatment of chronic disease states, for cash consideration at closing of approximately $235 million.

Our Concurrent Financing Transactions

Concurrently with this offering of notes, we are offering an aggregate of $750 million of our             % convertible senior debentures due 2035, and an aggregate of 12,825,000 shares of our common stock. Completion of this offering of notes is conditioned on the closing of our convertible debenture and common stock offerings. In addition, we are commencing, concurrently with the commencement of this offering, a tender offer to purchase for cash any and all of the outstanding $375 million principal amount of our 8.125% senior subordinated notes due 2011. In conjunction with this tender offer, we are also soliciting consents to effect certain proposed amendments to the indenture governing the 8.125% notes. The consummation of the tender offer and consent solicitation is not a condition to the closing of this offering of notes or our concurrent offerings of convertible debentures and common stock. See “Description of Concurrent Financing Transactions” in this prospectus supplement for a description of these transactions.

Our principal executive offices are located at 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is www.omnicare.com. Information contained on our website is not part of this prospectus.

The Offering

Issuer	Omnicare, Inc.

Notes Offered	$ in aggregate principal amount of % Senior Subordinated Notes due 2013.

$ in aggregate principal amount of % Senior Subordinated Notes due 2015.

Guarantees	All payments with respect to the notes, including principal and interest, will be fully and unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally, by certain of our current and future domestic subsidiaries. Each of our guarantors will also guarantee our senior credit facility on a senior basis and Omnicare Purchasing Company, LP is providing a senior guarantee of the convertible debentures being offered concurrently herewith.

Maturity Date	, 2013 for the 2013 Notes.

, 2015 for the 2015 Notes.

Interest Payment Dates	and , commencing , 2006.

Ranking

The notes and the guarantees will be unsecured and

•      subordinated in right of payment to all of our and our guarantors’ existing and future senior indebtedness (including our and our guarantors’ obligations under our senior credit facility);

•      equal in right of payment to our and our guarantors’ existing and future senior subordinated indebtedness;

•      senior in right of payment to our and our guarantors’ existing and future subordinated indebtedness; and

•      effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our existing or future non-guarantor subsidiaries.

As of September 30, 2005, after giving pro forma effect to the concurrent financing transactions and to the application of proceeds as described in “Use of Proceeds”:

• our outstanding senior indebtedness would have been approximately $1.7 billion;

•      the guarantors would have guaranteed senior indebtedness of approximately $880 million under our senior credit facility and, in addition, Omnicare Purchasing Company, LP is providing a senior guarantee of the convertible debentures being offered concurrently herewith; and

•      our non-guarantor subsidiaries would have had approximately $57 million of indebtedness outstanding, including trade payables and excluding intercompany payables.

Optional Redemption

On or after             , 2009, we may redeem some or all of the 2013 Notes at any time at the redemption prices described in the section “Description of Notes—Optional Redemption.”

On or after             , 2010, we may redeem some or all of the 2015 Notes at any time at the redemption prices described in the section “Description of Notes—Optional Redemption.”

Prior to such dates, we may redeem all but not part of each of the 2013 Notes and the 2015 Notes at a redemption price equal to 100% of the principal amount of such notes plus the Applicable Redemption Premium described in this prospectus supplement, plus accrued and unpaid interest to the date of redemption, as described in the section “Description of Notes—Optional Redemption.”

Before             , 2008, we may redeem up to 35% of the original aggregate principal amount of each of the 2013 Notes and the 2015 Notes with the net cash proceeds of certain offerings of equity, provided at least 65% of the original aggregate principal amount of the 2013 Notes or 2015 Notes, as the case may be, remains outstanding after the redemption.

Mandatory Redemption	If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices, plus accrued and unpaid interest, if any, to the date of redemption, described in the section “Description of Notes—Repurchase at the Option of Holders.”

Covenants

We will issue the notes under an indenture among us, the guarantors and the trustee. The indenture governing the notes will limit our ability and that of our restricted subsidiaries to, among other things:

•      incur additional indebtedness;

•      pay dividends or make other distributions;

•      make other restricted payments and investments;

•      create liens;

•      sell assets;

•      merge or consolidate with other entities; and

•      enter into transactions with affiliates.

The indenture governing the notes will also limit our ability to permit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of Notes.”

Use of Proceeds	The net proceeds from this offering of notes, as well as the net proceeds of our concurrent offering of common stock and a portion of the net proceeds of our concurrent offering of convertible debentures, will be used to repay our 364-day loan facility, which had an aggregate outstanding amount of $1.9 billion as of September 30, 2005. The loan facility was used to finance the NeighborCare acquisition and the repayment of related debt, as well as the acquisition of excelleRx, Inc. and RxCrossroads, L.L.C. See “Use of Proceeds” in this prospectus supplement.

Forward-Looking Statements

In addition to historical information, this prospectus supplement and the accompanying prospectus contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “Forward-Looking Statements” beginning on page 1 of the accompanying prospectus.

Risk Factors

An investment in our notes involves certain risks that you should carefully evaluate prior to making an investment in our notes. See “Risk Factors” beginning on page S-11 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

Summary Historical and Pro Forma Consolidated Financial Information

(in thousands, except ratios and per share data)

The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement.

We derived the income statement data for the years ended December 31, 2002, 2003 and 2004 and the balance sheet data as of December 31, 2003 and 2004 from our audited financial statements, which are incorporated by reference into this prospectus supplement. We derived the income statement data for the nine months ended September 30, 2005 and the balance sheet data as of September 30, 2005 from our unaudited financial statements, which are incorporated by reference into this prospectus supplement. In the opinion of management, the unaudited financial statements from which the information below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

The summary unaudited pro forma consolidated financial information set forth below is derived from the unaudited pro forma consolidated financial information included elsewhere in this prospectus supplement. The summary unaudited pro forma consolidated financial information does not necessarily reflect the results of operations or the financial position of the Company that actually would have occurred had the acquisition of NeighborCare, Inc., this offering and the concurrent financing transactions (including the repurchase of our 8.125% notes) been consummated as of the dates or for the periods indicated.

	Years Ended December 31,
	Historical						Unaudited Pro Forma for the NeighborCare Acquisition		Unaudited Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions		Unaudited Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions and the 8.125% Notes Repurchase
	2002		2003		2004		2004		2004		2004
Income Statement Data (a)(b):
Total net sales (c)	$2,632,754		$3,499,174		$4,119,891		$5,563,474		$5,563,474		$5,563,474
Operating income	256,586		387,583		442,436		452,400		452,400		452,400
Interest expense (1)	56,811		81,300		70,421		175,952		188,051		156,459
Income from continuing operations	125,906		194,368		236,011		173,096		165,485		185,356
Earnings per common share:
Basic	1.34		1.97		2.29		1.68		1.43		1.60
Diluted	1.33		1.89	(d)	2.17	(d)	1.61	(d)	1.39	(d)	1.55	(d)
Dividends per common share	0.09		0.09		0.09		0.09		0.09		0.09

Weighted average number of common shares outstanding:
Basic	94,168		98,800		103,238		103,238		116,063		116,063
Diluted	94,905		107,896	(d)	112,819	(d)	112,819	(d)	125,644	(d)	125,644	(d)
Ratio of earnings to fixed charges (j)(k)	4.0	x	4.3	x	5.3	x	2.4	x	2.	3 x	2.	7 x

Balance Sheet Data (at end of period)(a):
Cash and cash equivalents (including restricted cash)	$141,083		$188,127		$84,431		(h)		(h)		(h)
Working capital	704,908		920,328		1,082,297		(h)		(h)		(h)
Total assets	2,427,585		3,395,021		3,899,181		(h)		(h)		(h)
Long-term debt (excluding current portion) (e)	720,187		1,082,677		1,234,067		(h)		(h)		(h)
Stockholders’ equity	1,275,062		1,676,024		1,927,108		(h)		(h)		(h)

Other Financial Data (a)(b):
Net cash flows from operating activities	$150,719	(g)	$174,066	(g)	$168,858		(h)		(h)		(h)
Net cash flows from investing activities	(152,383)		(678,049)		(415,973)		(h)		(h)		(h)
Net cash flows from financing activities	(29,576	)(g)	549,902	(g)	144,442		(h)		(h)		(h)
Capital expenditures (i)	24,648		17,115		17,926		(h)		(h)		(h)
EBITDA (f)	301,849		440,603		498,732		(h)		(h)		(h)
Ratio of EBITDA to interest expense (f)(l)	5.3	x	5.4	x	7.1	x	(h)		(h)		(h)
Ratio of total debt to EBITDA (f)	2.4	x	2.5	x	2.5	x	(h)		(h)		(h)
Total debt to total capitalization	36.1%		39.7%		39.5%		(h)		(h)		(h)

	Nine Months Ended September 30,
	Unaudited Historical		Unaudited Pro Forma for the NeighborCare Acquisition		Unaudited Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions		Unaudited Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions and the 8.125% Notes Repurchase
	2005		2005		2005		2005
Income Statement Data (a)(b):
Total net sales (c)	$3,674,520		$4,602,169		$4,602,169		$4,602,169
Operating income	368,567		385,284		385,284		385,284
Interest expense (1)	87,215		130,929		136,938		113,307
Income from continuing operations	178,226		159,672		155,911		170,699
Earnings per common share:
Basic	1.74		1.56		1.35		1.48
Diluted	1.67		1.50		1.31		1.43
Dividends per common share	0.0675		0.0675		0.0675		0.0675

Weighted average number of common shares outstanding:
Basic	102,481		102,481		115,306		115,306
Diluted	107,593		107,593		120,418		120,418
Ratio of earnings to fixed charges (j)(k)	3.8	x	2.7	x	2.6	x	3.1	x

Balance Sheet Data (at end of period)(a):
Cash and cash equivalents (including restricted cash)	$211,087		(h)		$494,901		$99,565
Working capital	(257,956)		(h)		1,930,574		1,545,943
Total assets	7,022,874		(h)		7,343,089		6,941,605
Long-term debt (excluding current portion) (e)	1,891,073		(h)		3,391,073		3,016,073
Stockholders’ equity	2,150,185		(h)		2,875,116		2,859,337

Other Financial Data (a)(b):
Net cash flows from operating activities	$175,344		(h)		(h)		(h)
Net cash flows from investing activities	(2,586,866)		(h)		(h)		(h)
Net cash flows from financing activities	2,532,628		(h)		(h)		(h)
Capital expenditures (i)	14,672		(h)		(h)		(h)
EBITDA (f)	420,632		(h)		(h)		(h)
Ratio of EBITDA to interest expense (f)(l)	4.8	x	(h)		(h)		(h)
Ratio of total debt to EBITDA (f)(m)	7.0	x	(h)		(h)		(h)
Total debt to total capitalization	63.8%		(h)		54.2%		51.4%

(a)

We have had an active acquisition program in effect since 1989. See note 2 of the notes to our 2004 consolidated financial statements and note 4 of the notes to our third quarter 2005 consolidated financial statements for information concerning these acquisitions.

(b)	Included in income from continuing operations are the following aftertax charges (in thousands):

	Years Ended December 31,					Nine Months Ended September 30,
	Historical					Unaudited Historical		Unaudited Pro Forma for the NeighborCare Acquisition		Unaudited Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions		Unaudited Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions and the 8.125% Notes Repurchase
	2002		2003		2004	2005		2005		2005		2005
Restructuring and other related charges	$14,381	(1)	$—		$—	$5,599	(2)	$5,599	(2)	$5,599	(2)	$5,599	(2)
Call premium and write-off of unamortized debt issuance costs	—		7,853	(3)	—	4,670	(4)	4,670	(4)	4,670	(4)	4,670	(4)

Total	$14,381		$7,853		$—	$10,269		$10,269		$10,269		$10,269

(1)	See note 12 of the notes to our 2004 consolidated financial statements.
(2)	See note 8 of the notes to our third quarter 2005 consolidated financial statements.
(3)	See note 7 of the notes to our 2004 consolidated financial statements.
(4)	See note 6 of the notes to our third quarter 2005 consolidated financial statements.
(c)	In accordance with the adoption of Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to our contract research services business.
(d)	In connection with the adoption of EITF No. 04-8, in the fourth quarter of 2004, we restated the previously reported diluted earnings per share and the diluted weighted average number of common shares outstanding for all periods since the second quarter of 2003, the period that the 4.00% junior subordinated convertible debentures were outstanding. See further discussion in note 1 and note 11 of the notes to our 2004 consolidated financial statements for additional information.
(e)	In 2003, we completed a refinancing plan which raised $1,033.6 million. See note 7 of the notes to our 2004 consolidated financial statements for further information on these transactions.
(f)	EBITDA represents earnings before interest (net of investment income), income taxes, depreciation and amortization. We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt, which is also the primary purpose for which management uses this financial measure. However, EBITDA does not represent net cash flows from operating activities, as defined by United States Generally Accepted Accounting Principles (“U.S. GAAP”), and should not be considered as a substitute for operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others. The following is a reconciliation of the EBITDA calculation to net cash flow from operating activities (in thousands):

	Historical			Historical Nine Months Ended September 30, 2005
	Years Ended December 31,
	2002	2003	2004
EBITDA	$301,849	$440,603	$498,732	$420,632
Subtract: Interest expense, net of investment income	(53,535)	(77,134)	(67,237)	(83,759)
Income taxes	(77,145)	(116,081)	(139,188)	(106,582)
Change in assets and liabilities, net of effects from acquisition of businesses	(76,101)	(165,442)	(226,715)	(124,787)
Add: Provision for doubtful accounts	31,163	44,680	45,112	40,352
Deferred tax provision	15,428	43,685	58,154	27,574
Write-off of debt issuance costs	—	3,755	—	1,914
Non-cash portion of restructuring charges	9,060	—	—	—

Net cash flows from operating activities	$150,719	$174,066	$168,858	$175,344

(g)	The presentation of movements in cash overdraft balances as net cash flows from financing activities have been reclassified to conform with current year presentation.
(h)	Pro forma cash flow measures are not required under applicable accounting rules. Further, as NeighborCare is included in the consolidated historical balance sheet of the Company at September 30, 2005, pro forma balance sheet information with respect to the NeighborCare acquisition is not applicable.
(i)	Primarily represents the purchase of computer equipment and software, machinery and equipment, and furniture, fixtures and leasehold improvements.

(j)	Our ratio of earnings to fixed charges has been computed by adding income from continuing operations and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(k)	Our ratio of earnings to combined fixed charges and preferred stock dividends for all periods presented are the same as our ratios of earnings to fixed charges because we had no shares of preferred stock outstanding during any period presented, and currently have no shares of preferred stock outstanding.
(l)	Our ratio of EBITDA to interest expense has been computed by dividing EBITDA by interest expense. Interest expense represents gross interest expense, rather than interest expense net of investment income.
(m)	Our ratio of total debt to EBITDA for the historical nine months ended September 30, 2005 has been computed using EBITDA for the twelve months ended September 30, 2005, in order to facilitate comparability of this measure. The following is a reconciliation of the twelve months ended September 30, 2005 EBITDA calculation (in thousands):

Historical Twelve Months Ended September 30, 2005
EBITDA	$542,922
Subtract: Interest expense, net of investment income	(101,689)
Income taxes	(140,288)
Changes in assets and liabilities, net of effects from acquisition of businesses	(175,150)
Add: Provision for doubtful accounts	52,040
Deferred tax provision	31,255
Write-off of debt issuance costs	1,914

Net cash flows from operating activities	$211,004

RISK FACTORS

You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Risks Relating to our Business

Federal and state healthcare legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

In recent years, federal legislation has resulted in major changes in the healthcare system, which significantly affected healthcare providers. The Balanced Budget Act of 1997, or BBA, sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers. In a significant change for the skilled nursing facility industry, the BBA provided for the introduction in 1998 of the prospective payment system, or PPS, for Medicare-eligible residents of skilled nursing facilities. Prior to PPS, skilled nursing facilities under Medicare received cost-based reimbursement. Under PPS, Medicare pays skilled nursing facilities a fixed fee per patient per day based upon the acuity level of the resident, covering substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. PPS resulted in a significant reduction of reimbursement to skilled nursing facilities. Admissions of Medicare residents, particularly those requiring complex care, declined in many skilled nursing facilities due to concerns relating to the adequacy of reimbursement under PPS. This caused a weakness in Medicare census leading to a significant reduction of overall occupancy in the skilled nursing facilities we served. This decline in occupancy and acuity levels adversely impacted our results beginning in 1999, as we experienced lower utilization of our services, coupled with PPS-related pricing pressure from our skilled nursing facility customers. The BBA also imposed numerous other cost-saving measures affecting Medicare skilled nursing facility services.

In 1999 and 2000, Congress sought to restore some of the reductions in reimbursement resulting from PPS. We believe this legislation improved the financial condition of skilled nursing facilities and provided incentives to increase occupancy and Medicare admissions, particularly among the more acutely ill. While certain of the payment increases mandated by these laws expired October 1, 2002, one provision gave skilled nursing facilities a temporary rate increase for certain high-acuity patients, including medically-complex patients with generally higher pharmacy costs, beginning April 1, 2000 and ending when the Centers for Medicare & Medicaid Services, or CMS, implements a refined resource utilization group, or RUG, patient classification system that better accounts for medically-complex patients. For several years, CMS did not implement such refinements, thus continuing the additional rate increases for certain high-acuity patients through federal fiscal year 2005. On July 28, 2005, CMS issued, and on August 4, 2005 published in the Federal Register, its final SNF PPS rule for fiscal year 2006. Under the rule, CMS added nine patient classification categories to the PPS patient classification system, thus triggering the expiration of the high-acuity payment add-ons. However, CMS estimates that the rule will have no net financial impact on SNFs in fiscal year 2006 because the $1.02 billion reduction from the expiration of the add-on payments will be more than offset by a $510 million increase in the nursing case-mix weight for all of the RUG categories and a $530 million increase associated with various updates to the payment rates (including updates to the wage and market basket indexes), resulting in a $20 million overall increase in payments for fiscal year 2006. The new patient classification refinements will be effective on January 1, 2006, and the market basket increase became effective October 1, 2005. While the fiscal year 2006 SNF PPS rates will not decrease payments to skilled nursing facilities, the loss of revenues associated with future changes in skilled nursing facility payment rates could, in the future, have an adverse effect on the financial condition of our skilled nursing facility clients which could, in turn, adversely affect the timing or level of their payments to us.

In December 2003, Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA, which includes a major expansion of the Medicare prescription drug benefit under a new Medicare Part D. Until the Part D benefit goes into effect on January 1, 2006, Medicare beneficiaries can receive assistance with their outpatient prescription drug costs through a new prescription drug discount card program, which began in June 2004, and which gives enrollees access to negotiated discounted prices for prescription drugs.

Under the new prescription drug benefit, Medicare beneficiaries may enroll in prescription drug plans offered by private entities (or in a “fallback” plan offered on behalf of the government through a contractor, to the extent private entities fail to offer a plan in a given area), which will provide coverage of outpatient prescription drugs (collectively, “Part D Plans”). Part D Plans will include both plans providing the drug benefit on a stand alone basis and Medicare Advantage plans providing drug coverage as a supplement to an existing medical benefit under that Medicare Advantage plan, most commonly a health maintenance organization plan. Medicare beneficiaries generally will have to pay a premium to enroll in a Part D Plan, with the premium amount varying from plan to plan, although CMS will provide various federal subsidies to Part D Plans to reduce the cost to beneficiaries. Medicare beneficiaries who are also entitled to benefits under a state Medicaid program (so-called “dual eligibles”) will have their prescription drug costs covered by the new Medicare drug benefit, including the nursing home residents we serve, whose drug costs are currently covered by state Medicaid programs.

CMS will provide premium and cost-sharing subsidies to Part D Plans with respect to dual eligible residents of nursing homes. Therefore, such dual eligibles will not be required to pay a premium for enrollment in a Part D Plan, so long as the premium for the Part D Plan in which they are enrolled is at or below the premium subsidy. Dual eligible residents of nursing homes will be entitled to have their entire prescription drug costs covered by a Part D Plan, provided that the prescription drugs which they are taking are either on the Part D Plan’s formulary, or an exception to the plan’s formulary is granted. CMS has reviewed the formularies of Part D Plans and has indicated that it will require their formularies to include the types of drugs most commonly needed by Medicare beneficiaries. CMS also will ensure and that plans’ formulary exceptions criteria provide for coverage of drugs determined by the plan to be medically necessary for the enrollee.

Pursuant to the Part D final rule, we will obtain reimbursement for drugs we provide to enrollees of a given Part D Plan in accordance with the terms of agreements negotiated between us and that Part D Plan. We have negotiated such agreements with many Part D Plan sponsors under which we will provide drugs and associated services to their enrollees. We continue to negotiate agreements with other Part D Plans. Until all such agreements are finalized and Medicare beneficiaries enroll in the plans, including national, regional and local plans, we will not be able to determine the impact of the new Part D drug benefit on our results of operations or financial condition. The MMA will not change the manner in which Medicare pays for drugs for Medicare beneficiaries covered in a Part A stay. We will continue to receive reimbursement for drugs provided to such residents from the skilled nursing facilities, in accordance with the terms of the agreements we have negotiated with each skilled nursing facility.

Our contractual relationships with pharmaceutical manufacturers can include rebates and other forms of price concessions on the products we purchase. On November 28, 2005 CMS posted to the “Questions and Answers” portion of its website a statement to the effect that it has significant concerns about the continued payment of certain rebates by pharmaceutical manufacturers to long-term care pharmacies with respect to prescriptions dispensed under the new Medicare Part D prescription drug benefit, and that it is examining this issue closely. We believe that our contracts with pharmaceutical manufacturers are legally and economically valid arrangements that bring value to the healthcare system and the patients that we serve. However, there can be no assurance that, if these price concessions were no longer provided to us, there would not be a material adverse effect on our business or results of operations.

CMS has issued other subregulatory guidance on many aspects of the final Part D rule, including the provision of pharmaceutical services to long-term care residents, and the agency will continue to issue guidance as the new program is implemented. We are continuing to monitor implementation of the new Part D benefit, and cannot predict the ultimate effect of the final rule or the outcome of other potential developments relating to its implementation on our business or results of operations.

The MMA also reforms the Medicare Part B prescription drug payment methodology. With certain exceptions, in 2004 most Part B drugs were reimbursed at 85 percent of the April 1, 2003 average wholesale price. In 2005, Medicare Part B payment generally equals 106 percent of the lesser of (i) the wholesale acquisition cost of the product, or (ii) the average sales price, or ASP, of the product, with certain exceptions and adjustments. More significant reforms are planned for 2006, when most drugs will be reimbursed under either an ASP methodology or under a “competitive acquisition program.” Our revenues for drugs dispensed under Medicare Part B are not significant in comparison to total revenues. The MMA also includes provisions that will institute administrative reforms designed to improve Medicare program operations. It is uncertain at this time the impact that the MMA’s legislative reforms or future Medicare reform legislation ultimately will have on us.

Discounted average wholesale price, or AWP, plus a dispensing fee is the basis for many state Medicaid programs’ reimbursement of drugs to pharmacy providers for Medicaid beneficiaries generally as well as under certain private reimbursement programs. If government or private health insurance programs discontinue or modify the use of AWP or otherwise implement payment methods that reduce the reimbursement for drugs and biologicals, it could adversely affect our level of reimbursement.

With respect to Medicaid, the BBA repealed the “Boren Amendment” federal payment standard for Medicaid payments to Medicaid nursing facilities, effective October 1, 1997, giving states greater latitude in setting payment rates for such facilities. The law also granted states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including nursing facilities and institutional pharmacy services, some states do use managed care principles in their long-term care programs. Moreover, no assurances can be given that additional Medicaid programs ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. Our operations have not been adversely affected in states with managed care programs in effect. In addition, some states continue to face budget shortfalls, and most states are taking steps to implement cost controls within their Medicaid programs. Likewise, the federal government may consider changes to Medicaid designed to rein in program spending. A Medicaid Commission has been established to advise the Secretary of HHS on, among other things, ways to achieve $10 billion in Medicaid savings over five years. In addition, Congress is considering various proposals to reduce Medicaid spending. There can be no assurance that future changes in Medicaid payments to pharmacies, nursing facilities or managed care systems will not have an adverse impact on our business. While we have endeavored to adjust to these pricing pressures to date, these pressures are likely to continue or escalate, particularly if economic recovery does not emerge, and there can be no assurance that such occurrence will not have an adverse impact on our business.

Further, in order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the continuous debate regarding the cost of healthcare, managed care and other healthcare issues, we cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on our business. Longer term, funding for federal and state healthcare programs must consider the aging of the population and the growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new, more efficacious but also more expensive medications; the implementation of the Medicare drug benefit for seniors; and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact on us of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. Further, Medicaid and/or Medicare payment rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. Any future healthcare legislation or regulation may adversely affect our business.

Risks Relating to this Offering

We have substantial outstanding debt and we could incur more debt in the future. Any failure to meet our debt obligations would adversely affect our business and financial condition.

At September 30, 2005, on a pro forma basis after giving effect to this offering, the concurrent financing transactions and the use of the net proceeds therefrom, and assuming that 100% of our 8.125% notes are purchased in the related tender offer, our total consolidated long-term debt (including current maturities) would have been approximately $3.0 billion, accounting for approximately 51.4% of our total capitalization. In addition, we and our subsidiaries may be able to incur substantial additional debt in the future. The indentures governing our outstanding notes and the notes offered hereby contain restrictions on our incurrence of additional debt. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, we could incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute debt under the indentures.

The degree to which we are leveraged could have important consequences to you, including:

•	a substantial portion of our cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	our ability to obtain additional financing in the future may be impaired;

•	we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

•	our degree of leverage may make us more vulnerable in the event of a downturn in our business or in our industry or the economy in general.

Our ability to make payments on and to refinance our debt will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under credit facilities in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we would be able to refinance any of our debt on commercially reasonable terms or at all.

The notes and the subsidiary guarantees are subordinated to senior indebtedness.

The notes are subordinated in right of payment to all of our current and future senior indebtedness, including our obligations under our senior credit facility and the convertible debentures being offered concurrently herewith. The indenture governing the notes will not limit the amount of additional indebtedness, including senior indebtedness, we or our subsidiaries can create, incur, assume or guarantee, if we are in compliance with the covenants contained in the indenture. By reason of the subordination of the notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of our senior indebtedness or an event of default with respect to this indebtedness permitting the acceleration thereof, we may be blocked from making payments on the notes pursuant to the indenture.

In addition, we conduct most of our operations through our subsidiaries. The notes will be structurally subordinated to indebtedness of our subsidiaries. Certain of our domestic subsidiaries will guarantee, on a joint and several basis, our obligations under the notes on a senior subordinated basis. However, the guarantees will be subordinated to the senior indebtedness of these subsidiaries, including the guarantors’ guarantee of our senior credit facility and Omnicare Purchasing Company, LP’s guarantee of the convertible debentures being offered concurrently herewith. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of these subsidiaries, senior creditors of these subsidiaries generally will have the right to be paid in full before any distribution is made in respect of the guarantees. In addition, your claims will be effectively subordinated to the claims of creditors of any of our subsidiaries that do not guarantee the notes. Our non-guarantor subsidiaries generated approximately 4.4% of our total revenues during the nine months ended September 30, 2005 and comprised approximately 2.8% of our total assets at September 30, 2005.

At September 30, 2005, we and our guarantor subsidiaries had approximately $950 million of senior indebtedness on a consolidated basis (excluding the convertible debentures), after giving effect to this offering, our concurrent offerings of common stock and convertible debentures and the use of proceeds therefrom described under “Use of Proceeds.” The convertible debentures will be senior debt of Omnicare, Inc. and will be guaranteed on a senior basis by Omnicare Purchasing Company, LP, but will not be guaranteed by, and will not be obligations of, any of our other subsidiaries.

Your ability to enforce the guarantees of the notes may be limited.

Although the notes are our obligations, they will be unconditionally guaranteed on an unsecured senior subordinated basis by certain of our domestic subsidiaries. The performance by each subsidiary guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.

The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for the benefit of Omnicare and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes. If the court concludes that a guarantee is voided or limited on fraudulent conveyance grounds, holders of the convertible debentures that are being offered concurrently herewith and other senior creditors of Omnicare may have priority over the holders of the notes in respect of the assets of the relevant guarantor.

We conduct most of our operations through, and depend on funds from, our subsidiaries. Creditors of our subsidiaries will have priority as to our subsidiaries’ assets.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment of principal and interest on the convertible debentures. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

The claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the holders of notes. At September 30, 2005, after giving pro forma effect to the offering of notes here, the concurrent offerings and the use of proceeds therefrom, and assuming the tender of 100% of the outstanding principal amount of our 8.125% senior subordinated notes in the related tender offer, the aggregate amount of debt of our subsidiaries, including trade payables and excluding intercompany payables, would have been approximately $3.4 billion, including the guarantees of our 6.125% senior subordinated notes due 2013, the notes offered here and the guarantee of our senior credit facility and the guarantee by Omnicare Purchasing Company, LP of our convertible debentures being offered concurrently herewith.

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

Our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase may be limited.

In the event of certain changes of control involving us, you will have the right, at your option, to require us to purchase all or a portion of the notes you hold at a purchase price equal to 101% of the aggregate principal amount of your notes, plus accrued interest thereon to the repurchase date. In addition, under certain circumstances we may be required by the terms of the indenture to make an offer to repurchase notes with proceeds from asset sales. Our ability to repurchase the notes upon a change of control or in connection with any asset sale repurchase may be limited by the terms of our senior indebtedness and the subordination provisions of the indenture relating to the notes. Further, our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase will be dependent on the availability of sufficient funds and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be in a position to repurchase the notes upon a change of control or in connection with an asset sale repurchase. The term “change of control” under the indenture is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the notes, nor would the requirement that we offer to repurchase the notes upon a change of control necessarily afford holders of the notes protection in the event of a highly leveraged reorganization.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities, and there is no existing market for the notes. We do not intend to apply for listing of the convertible debentures on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of the offering, certain of the underwriters currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $734.3 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, as well as the net proceeds of the concurrent offering of common stock and a portion of the net proceeds of the concurrent offering of convertible debentures, to repay our 364-day loan facility, which had an aggregate outstanding amount of $1.9 billion as of September 30, 2005. The loan facility was used to finance the NeighborCare acquisition and the repayment of related debt, as well as the acquisition of excelleRx, Inc. and RxCrossroads, L.L.C. Interest on the outstanding balances of the 364-day loan facility is payable, at our option, (1) at a Eurodollar Base Rate (as defined in the loan facility) plus a margin of 0.75% or (2) at an Alternate Base Rate (as defined in the loan facility). The amounts outstanding under the 364-day loan facility were drawn at various intervals during the third quarter of 2005, with each separate borrowing having a slightly different interest rate based on the timing of the borrowing. The weighted average interest rate on the 364-day loan facility was 4.55% at September 30, 2005. We intend to use the remaining portion of the net proceeds from the concurrent offering of convertible debentures to repurchase any and all of the outstanding principal amount of our 8.125% notes and make related consent payments pursuant to our tender offer and consent solicitation. Completion of this offering of notes is conditioned on the completion of our concurrent offerings of convertible debentures and common stock. The consummation of the tender offer and consent solicitation is not a condition to the closing of this offering or our concurrent offerings of convertible debentures and common stock. See “Description of Concurrent Financing Transactions” for more information.

Certain affiliates of Lehman Brothers Inc., J.P. Morgan Securities Inc., SunTrust Capital Markets, Inc., CIBC World Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are lenders under the 364-day loan facility and as such will receive a portion of the proceeds of this offering, which will be used in the repayment of the 364-day loan facility.

We expect the sources and uses of funds from these transactions to be:

Amount (in thousands)
Sources of Funds:
Cash and cash equivalents (1)	$111,522
% senior subordinated notes, due 2013; and % senior subordinated notes, due 2015 offered hereby	750,000
% senior convertible debentures, due 2035	750,000
Common stock	750,006

Total Sources	$2,361,528

Use of Funds:
Repay 364-day loan facility, including accrued interest and premium	$1,904,094
Repurchase 8.125% senior subordinated notes, due 2011, including accrued interest (2)	376,270
Estimated offering expenses and professional fees (3)	81,164

Total Uses	$2,361,528

(1)	Does not represent cash and cash equivalents raised in this offering and the concurrent financing transactions.
(2)	Assumes that 100% of our 8.125% notes are purchased in the related tender offer.
(3)	Includes approximately $18.2 million for the tender premium for our 8.125% notes.

CAPITALIZATION

This table sets forth our consolidated capitalization at September 30, 2005:

•	on an historical basis;

•	as adjusted to reflect the sale of our notes in this offering and the concurrent offerings of common stock and convertible debentures and the application of the net proceeds therefrom (excluding the repurchase of our outstanding 8.125% notes in the tender offer); and

•	as further adjusted to reflect the repurchase of all outstanding 8.125% notes, assuming that 100% of our 8.125% notes are purchased in the tender offer.

	Historical as of September 30, 2005	As Adjusted for this Offering and the Financing Transactions	As Adjusted for this Offering and the Financing Transactions and Repurchase of 8.125% Notes
	(in thousands, except share data)
Current debt (including $1.9 billion drawn on 364-day loan facility)	$1,905,389	$5,389	$5,389

Long-term debt, excluding current portion:
Long-term debt (including $700 million senior term A loan facility and amounts drawn on $800 million revolving credit facility)	939,519	939,519	939,519
8.125% senior subordinated notes, due 2011,	375,000	375,000	—
% senior subordinated notes, due 2013, offered hereby	—
6.125% senior subordinated notes, net, due 2013	231,554	231,554	231,554
% senior subordinated notes, due 2015, offered hereby	—
4.00% junior subordinated convertible debentures, due 2033	345,000	345,000	345,000
% senior convertible debentures, due 2035	—	750,000	750,000

Total long-term debt, excluding current portion	1,891,073	3,391,073	3,016,073

Total debt	3,796,462	3,396,462	3,021,462

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding as of September 30, 2005	—	—	—
Common stock, $1 par value, 200,000,000 shares authorized, 109,328,500 shares issued and outstanding as of September 30, 2005, and 122,153,500 shares issued as adjusted	109,328	122,153	122,153
Paid-in capital	1,118,646	1,830,752	1,830,752
Retained earnings	1,082,064	1,082,064	1,066,285
Treasury stock—at cost (2,746,100 shares as of September 30, 2005)	(78,381)	(78,381)	(78,381)
Deferred compensation	(70,551)	(70,551)	(70,551)
Accumulated other comprehensive income	(10,921)	(10,921)	(10,921)

Total stockholders’ equity	2,150,185	2,875,116	2,859,337

Total capitalization	$5,946,647	$6,271,578	$5,880,799

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share data)

The unaudited pro forma consolidated statement of income data for the year ended December 31, 2004 gives effect to the acquisition of NeighborCare and the offering of notes hereby together with the concurrent financing transactions and the application of the net proceeds therefrom, assuming that 100% of our 8.125% notes are purchased in the related tender offer and that such transactions occurred on January 1, 2004. The unaudited pro forma consolidated statement of income data for the nine months ended September 30, 2005 gives pro forma effect to the acquisition of NeighborCare and this offering together with the concurrent financing transactions and the application of the net proceeds therefrom, assuming that 100% of our 8.125% notes are purchased in the related tender offer and that such transactions occurred on January 1, 2005. The unaudited pro forma consolidated balance sheet data as of September 30, 2005 gives pro forma effect to this offering together with the concurrent financing transactions and the application of the net proceeds therefrom, assuming that 100% of our 8.125% notes are purchased in the related tender offer and that such transactions occurred on September 30, 2005. Our historical December 31, 2004 financial information is derived from our audited consolidated financial statements for the year ended December 31, 2004 and historical financial information for NeighborCare is derived from the audited consolidated financial statements of NeighborCare for the twelve months ended September 30, 2004. Our historical September 30, 2005 financial information is derived from our unaudited consolidated financial statements as of and for the nine months ended September 30, 2005. The NeighborCare financial information for the period from January 1, 2005 until July 27, 2005 is derived from unaudited financial information of NeighborCare.

The unaudited pro forma consolidated financial information should be read in conjunction with (1) our audited consolidated financial statements and related notes thereto for the year ended December 31, 2004 and our unaudited consolidated financial statements and related notes thereto for the nine-month period ended September 30, 2005, both incorporated by reference into this prospectus supplement and (2) the audited consolidated financial statements and related notes thereto of NeighborCare for the year ended September 30, 2004 and the unaudited condensed consolidated financial statements and related notes thereto of NeighborCare for the nine-month period ended June 30, 2005, both incorporated by reference into this prospectus supplement. The pro forma information is presented for illustration purposes only and does not purport to be indicative of the combined financial condition or results of operations that actually would have occurred if the acquisition of NeighborCare and this offering and the concurrent financing transactions had been effected at the dates indicated or to project future financial condition or results of operations for any future period. The pro forma information set forth below relating to the NeighborCare acquisition gives effect only to the adjustments included in the accompanying notes and does not reflect any synergies anticipated by our management.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31, 2004

			NeighborCare Pro Forma Adjustments		Pro Forma for the NeighborCare Acquisition	Adjustments for this Offering and the Financing Transactions		Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions	8.125% Notes Repurchase Adjustments		Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions and 8.125% Notes Repurchase
	(1)	(2)
	Historical
	Omnicare	NeighborCare
Sales	$4,101,224	$1,443,583	$—		$5,544,807	$—		$5,544,807	$—		$5,544,807
Reimbursable out-of-pockets	18,667	—	—		18,667	—		18,667	—		18,667

Total net sales	4,119,891	1,443,583	—		5,563,474	—		5,563,474	—		5,563,474

Cost of sales	3,070,856	1,137,218	(40,901	)(a1)	4,167,173	—		4,167,173	—		4,167,173
Reimbursed out-of-pocket expenses	18,667	—	—		18,667	—		18,667	—		18,667

Total direct costs	3,089,523	1,137,218	(40,901)		4,185,840	—		4,185,840	—		4,185,840

Gross profit	1,030,368	306,365	40,901		1,377,634	—		1,377,634	—		1,377,634
Selling, general and administrative expenses	587,932	195,603	67,587	(a1)(a2)	861,413	—		861,413	—		861,413
			10,291	(b)
Depreciation and amortization	—	26,686	(26,686	)(a2)	—	—		—	—		—
Strategic planning, severance and other operating items	—	45,598	—		45,598	—		45,598	—		45,598
Takeover defense expenses	—	18,223	—		18,223	—		18,223	—		18,223

Operating income	442,436	20,255	(10,291)		452,400	—		452,400	—		452,400
Investment income	3,184	—	—		3,184	—		3,184	—		3,184
Interest expense	(70,421)	(19,018)	(86,513	)(c)	(175,952)	(12,099	)(f)	(188,051)	31,592	(p)	(156,459)

Other expense	—	(4,457)	—		(4,457)	—		(4,457)	—		(4,457)

Income (loss) before income taxes	375,199	(3,220)	(96,804)		275,175 (e)	(12,099)		263,076 (o)	31,592		294,668 (v)
Income taxes	139,188	3,372	(40,481	)(d)	102,079	(4,488	)(g)	97,591	11,721	(q)	109,312

Income (loss) from continuing operations	$236,011	$(6,592)	$(56,323)		$173,096	$(7,611)		$165,485	$19,871		$185,356

Earnings per common share:
Basic	$2.29				$1.68			$1.43			$1.60

Diluted	$2.17				$1.61			$1.39			$1.55

Weighted average number of common shares outstanding:
Basic	103,238				103,238	12,825	(h)	116,063			116,063

Diluted	112,819				112,819	12,825	(h)	125,644			125,644

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005

	(3) Historical	Adjustments for this Offering and the Financing Transactions		Pro Forma for this Offering and the Financing Transactions	8.125% Notes Repurchase Adjustments		Pro Forma for this Offering and the Financing Transactions and 8.125% Notes Repurchase

ASSETS
Current assets:
Cash and cash equivalents	$204,038	$283,814	(i)	$487,852	$(395,336	)(r)	$92,516
Restricted cash	7,049	—		7,049	—		7,049
Deposits with drug wholesalers	78,972	—		78,972	—		78,972
Accounts receivable, less allowances	1,256,242	—		1,256,242	—		1,256,242
Unbilled receivables	18,656	—		18,656	—		18,656
Inventories	433,808	—		433,808	—		433,808
Deferred income tax benefits	116,656	—		116,656	—		116,656
Other current assets	193,796	—		193,796	—		193,796

Total current assets	2,309,217	283,814		2,593,031	(395,336)		2,197,695

Properties and equipment, at cost less accumulated depreciation	258,681	—		258,681	—		258,681
Goodwill	3,978,307	—		3,978,307	—		3,978,307
Other noncurrent assets	476,669	36,401	(j)	513,070	(6,148	)(s)	506,922

Total noncurrent assets	4,713,657	36,401		4,750,058	(6,148)		4,743,910

Total assets	$7,022,874	$320,215		$7,343,089	$(401,484)		$6,941,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$394,562	$—		$394,562	$—		$394,562
Accrued employee compensation	48,858	—		48,858	—		48,858
Deferred revenue	24,099	—		24,099	—		24,099
Current debt	1,905,389	(1,900,000	)(k)	5,389	—		5,389
Other current liabilities and income taxes payable	194,265	(4,716	)(l)	189,549	(10,705	)(t)	178,844

Total current liabilities	2,567,173	(1,904,716)		662,457	(10,705)		651,752

Long-term debt	939,519	—		939,519			939,519
8.125% senior subordinated notes, due 2011	375,000	—		375,000	(375,000	)(r)	—
% senior subordinated notes, due 2013, and % senior subordinated notes, due 2015	—	750,000	(m)	750,000	—		750,000
6.125% senior subordinated notes, net, due 2013	231,554	—		231,554	—		231,554
4.00% junior subordinated convertible debentures, due 2033	345,000	—		345,000	—		345,000
% senior convertible debentures, due 2035	—	750,000	(m)	750,000	—		750,000
Deferred income tax liabilities	241,841	—		241,841	—		241,841
Other noncurrent liabilities	172,602	—		172,602	—		172,602

Total noncurrent liabilities	2,305,516	1,500,000		3,805,516	(375,000)		3,430,516

Total liabilities	4,872,689	(404,716)		4,467,973	(385,705)		4,082,268

Stockholders’ equity:
Preferred stock	—	—		—	—		—
Common stock	109,328	12,825	(n)	122,153	—		122,153
Paid-in capital	1,118,646	712,106	(n)	1,830,752	—		1,830,752
Retained earnings	1,082,064	—		1,082,064	(15,779	)(u)	1,066,285
Treasury stock, at cost	(78,381)	—		(78,381)	—		(78,381)
Deferred compensation	(70,551)	—		(70,551)	—		(70,551)
Accumulated other comprehensive income	(10,921)	—		(10,921)	—		(10,921)

Total stockholders’ equity	2,150,185	724,931		2,875,116	(15,779)		2,859,337

Total liabilities and stockholders’ equity	$7,022,874	$320,215		$7,343,089	$(401,484)		$6,941,605

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2005

	(3)	(4)	NeighborCare Pro Forma Adjustments		Pro Forma for the NeighborCare Acquisition	Adjustments for this Offering and the Financing Transactions		Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions	8.125% Notes Repurchase Adjustments		Pro Forma for the NeighborCare Acquisition and this Offering and the Financing Transactions and 8.125% Notes Repurchase
	Historical
	Omnicare	NeighborCare
Sales	$3,652,268	$927,649	$—		$4,579,917	$—		$4,579,917	$—		$4,579,917
Reimbursable out-of-pockets	22,252	—	—		22,252	—		22,252	—		22,252

Total net sales	3,674,520	927,649	—		4,602,169	—		4,602,169	—		4,602,169

Cost of sales	2,747,027	754,638	(29,568	)(a1)	3,472,097	—		3,472,097	—		3,472,097
Reimbursed out-of-pocket expenses	22,252	—	—		22,252	—		22,252	—		22,252

Total direct costs	2,769,279	754,638	(29,568)		3,494,349	—		3,494,349	—		3,494,349

Gross profit	905,241	173,011	29,568		1,107,820	—		1,107,820	—		1,107,820
Selling, general and administrative expenses	527,724	144,167	29,568	(a1)	706,419	—		706,419	—		706,419
			4,960	(b)
Restructuring and other related charges	8,950	—	—		8,950	—		8,950	—		8,950
Strategic planning, severance and other operating items	—	266	—		266	—		266	—		266
Takeover defense expenses	—	6,901	—		6,901	—		6,901	—		6,901

Operating income	368,567	21,677	(4,960)		385,284	—		385,284	—		385,284
Investment income	3,456	—			3,456	—		3,456	—		3,456
Interest expense	(87,215)	(10,833)	(32,881	)(c)	(130,929)	(6,009	)(f)	(136,938)	23,631	(p)	(113,307)

Other expense	—	(2,652)	—		(2,652)	—		(2,652)	—		(2,652)

Income before income taxes	284,808	8,192	(37,841)		255,159 (e)	(6,009)		249,150 (o)	23,631		272,781 (v)
Income taxes	106,582	12,595	(23,690	)(d)	95,487	(2,248	)(g)	93,239	8,843	(q)	102,082

Net income (loss)	$178,226	$(4,403)	$(14,151)		$159,672	$(3,761)		$155,911	$14,788		$170,699

Earnings per common share:
Basic	$1.74				$1.56			$1.35			$1.48

Diluted	$1.67				$1.50			$1.31			$1.43

Weighted average number of common shares outstanding:
Basic	102,481				102,481	12,825	(h)	115,306			115,306

Diluted	107,593				107,593	12,825	(h)	120,418			120,418

The Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of these statements.

Notes to Unaudited Pro Forma Consolidated Financial Information

(In thousands, except ratios)

Historical Data:

(1)	This column is derived from the audited consolidated financial statements of Omnicare, Inc. (“Company”) for the year ended December 31, 2004.

(2)	This column is derived from the audited consolidated financial statements of NeighborCare, Inc. (“NeighborCare”) for the year ended September 30, 2004.

(3)	This column is derived from the unaudited consolidated financial statements of the Company for the nine months ended September 30, 2005. The results of NeighborCare are included in the Company’s consolidated results from the date of acquisition of July 28, 2005.

(4)	This column is derived from NeighborCare’s unaudited statement of operations for the period from January 1, 2005 to July 27, 2005.

Pro Forma Adjustments:

Relating to the NeighborCare Acquisition:

(a)	To reclassify historical NeighborCare balances to conform with the Company’s presentation, which includes the following:

(a1)	To reclassify NeighborCare’s delivery expenses out of cost of sales and into selling, general and administrative expenses.

(a2)	To reclassify NeighborCare’s nonproduction depreciation and amortization to selling, general and administrative expenses.

(b)	To record the net increase in amortization expense related to the estimated increase in separately identifiable intangible assets of approximately $153 million, with an estimated useful life of twelve years, resulting from the NeighborCare acquisition. The Company is currently having a valuation of identifiable intangible assets performed by an independent valuation firm, so the final identifiable intangible assets and related amortization expense are subject to change based on the outcome of the valuation work.

(c)	To (increase) / decrease interest expense for the following:

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
Decrease in interest expense for the payoff of certain Omnicare, Inc. and NeighborCare, Inc. debt, relating to refinancing activities associated with the NeighborCare acquisition, as if it had been repaid as of January 1, 2004. This reduction includes interest expense, amortization of deferred financing fees and commitment fees; less deferred financing fees written off	$24,068	$26,774

Record interest expense at 4.49% for the five-year revolving credit facility and the five-year senior term A facility, and 4.55% for the 364-day facility, relating to the $2,225,232 of debt borrowed on the $2.9 billion commitment letter to fund the NeighborCare acquisition, and assumed to be outstanding at January 1, 2004 (annual interest expense would change by approximately $22,252 for each 1% change in the interest rate)	(100,753)	(57,415)

Record interest expense for the commitment fee on the undrawn portion of the Company’s five-year revolving credit facility component of its new credit facilities at an assumed rate of 0.175%	(1,181)	(673)

Record amortization of new debt issuance costs as if the debt was outstanding as of January 1, 2004	(8,647)	(1,567)

	$(86,513)	$(32,881)

(d)	To record the net effect of eliminating NeighborCare’s historical tax provision, establishing NeighborCare’s tax provision at the Company’s effective tax rate based on its historical results presented and to record the tax effect of the net pro forma adjustments at the Company’s effective tax rate.

(e)	The following is a pro forma computation of the ratio of earnings to fixed charges to present the pro forma effect of the NeighborCare acquisition for the noted periods:

Pro forma Computation of Ratio of Earnings to Fixed Charges:

	Year Ended December 31, 2004		Nine Months Ended September 30, 2005
Income from Continuing Operations before Income Taxes	$275,175		$255,159
Add Fixed Charges:
Interest Expense	161,446		127,306
Amortization of Debt Expense	14,506		3,623
Interest Portion of Rent Expense	21,409		17,349

Adjusted Income	$472,536		$403,437

Fixed Charges:
Interest Expense	$161,446		$127,306
Amortization of Debt Expense	14,506		3,623
Interest Portion of Rent Expense	21,409		17,349

Fixed Charges	$197,361		$148,278

Ratio of Earnings to Fixed Charges (i)	2.4	x	2.7	x

(i)	The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

Relating to this Offering and the Financing Transactions:

(f)	To (increase) / decrease interest expense for the following:

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
Eliminate net historical interest expense for the assumed payoff of the balance drawn on the Company’s 364-day loan facility	$63,700	$49,666

Record interest expense on the % senior subordinated notes, due 2013, and % senior subordinates notes, due 2015, using an assumed coupon rate of 6.875%	(51,561)	(38,566)

Record interest expense on the % convertible senior debentures, due 2035, using an assumed coupon rate of 3.125%	(23,438)	(17,530)

Record amortization of new debt issuance costs as if the debt was outstanding as of the beginning of the period, and eliminate the debt costs related to the 364-day loan facility	(800)	421

	$(12,099)	$(6,009)

(g)	To record the tax effect of the pro forma adjustments at our historical effective tax rate of 37.1% for the year ended December 31, 2004 and 37.4% for the nine months ended September 30, 2005.

(h)	To record the assumed issuance of 12,825 of the Company’s common shares related to these offerings as if they were outstanding for the entire period.

(i)	To record the net increase in cash for the following, relating to this and the Company’s concurrent financing transactions:

Nine Months Ended September 30, 2005
Decrease in cash for the payoff of the Company’s 364-day loan facility and related debt costs	$(1,904,094)

Increase in cash for the net proceeds of the issuance of common stock	724,931

Increase in cash for the net proceeds of the % senior subordinated notes, due 2013; and the % senior subordinated notes, due 2015	734,286

Increase in cash for the net proceeds of the % convertible senior debentures, due 2035	728,691

$283,814

(j)	To increase other noncurrent assets for the estimated net debt issuance costs for the Company’s refinancing transactions.

(k)	To record the payoff of the Company’s 364-day loan facility.

(l)	To decrease other current liabilities for the payment of unpaid debt costs related to the 364-day loan facility.

(m)	To record the % senior subordinated notes, due 2013, and the % senior subordinated notes, due 2015; and the % convertible senior debentures, due 2035, as applicable.

(n)	To record the increase in par value and additional paid-in-capital for the net proceeds from the issuance of common stock.

(o)	The following is a pro forma computation of the ratio of earnings to fixed charges to present the pro forma effect of the NeighborCare acquisition, this offering and the concurrent financing transactions for the noted periods:

Pro forma Computation of Ratio of Earnings to Fixed Charges:

	Year Ended December 31, 2004		Nine Months Ended September 30, 2005
Income from Continuing Operations before Income Taxes	$263,076		$249,150
Add Fixed Charges:
Interest Expense	172,745		133,736
Amortization of Debt Expense	15,306		3,202
Interest Portion of Rent Expense	21,409		17,349

Adjusted Income	$472,536		$403,437

Fixed Charges:
Interest Expense	$172,745		$133,736
Amortization of Debt Expense	15,306		3,202
Interest Portion of Rent Expense	21,409		17,349

Fixed Charges	$209,460		$154,287

Ratio of Earnings to Fixed Charges (i)	2.3	x	2.6	x

(i)	The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

Relating to the Repurchase of the 8.125% Senior Subordinated Notes:

(p)	To (increase) / decrease interest expense for the following:

	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
Decrease interest expense for the payoff of the 8.125% senior subordinated notes, due 2011	$30,469	$22,789

Record the net effect of the write-off of unamortized deferred debt issuance costs related to the payoff of the 8.125% senior subordinated notes, due 2011	1,123	842

	$31,592	$23,631

(q)	To record the tax effect of the pro forma adjustments at our historical effective tax rate of 37.1% for the year ended December 31, 2004 and 37.4% for the nine months ended September 30, 2005.

(r)	To record the decrease in cash for the payoff of the Company’s 8.125% senior subordinated notes, due 2011, accrued interest, associated professional fees and payment of the early redemption fee.

(s)	To write-off the unamortized deferred debt issuance costs associated with the 8.125% senior subordinated notes, due 2011.

(t)	To record the tax effect of the write-off of the unamortized deferred debt issuance costs, associated professional fees and the payment of the early redemption fee associated with the payoff of the Company’s 8.125% senior subordinated notes, due 2011, at the Company’s historical effective tax rate of 37.4% and the payment of the associated accrued interest.

(u)	To record the net of tax effect of the write-off of unamortized deferred debt issuance costs, associated professional fees and the payment of the early redemption fee related to the payoff of the Company’s 8.125% senior subordinated notes, due 2011.

(v)	The following is a pro forma computation of the ratio of earnings to fixed charges to present the pro forma effect of the NeighborCare acquisition, this offering and the concurrent financing transactions, and the repurchase of the 8.125% senior subordinated notes, due 2011, for the noted periods:

Pro forma Computation of Ratio of Earnings to Fixed Charges:

	Year Ended December 31, 2004		Nine Months Ended September 30, 2005
Income from Continuing Operations before Income Taxes	$294,668		$272,781
Add Fixed Charges:
Interest Expense	142,276		110,947
Amortization of Debt Expense	14,183		2,360
Interest Portion of Rent Expense	21,409		17,349

Adjusted Income	$472,536		$403,437

Fixed Charges:
Interest Expense	$142,276		$110,947
Amortization of Debt Expense	14,183		2,360
Interest Portion of Rent Expense	21,409		17,349

Fixed Charges	$177,868		$130,656

Ratio of Earnings to Fixed Charges (i)	2.7	x	3.1	x

(i)	The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Omnicare” refers only to Omnicare, Inc. and not to any of its subsidiaries.

Omnicare will issue the     % Senior Subordinated Notes due 2013 (the “2013 notes”) and the     % Senior Subordinated Notes due 2015 (the “2015 notes” and, together with the 2013 notes, the “notes”) under an indenture and one or more supplemental indentures, to be dated the Issue Date, among itself, the Guarantors and SunTrust Bank, as trustee (together, the “indenture”). The 2013 notes and the 2015 notes are each referred to as a “series” of notes issued under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Concerning the Trustee.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	are general unsecured obligations of Omnicare;

•	are subordinated in right of payment to all existing and future Senior Debt of Omnicare;

•	are pari passu in right of payment with our 8.125% Notes and our 6.125% Notes;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Omnicare;

•	are unconditionally guaranteed by the Guarantors; and

•	are senior to our 4.00% Convertible Subordinated Debentures due 2033.

The Guarantees

On the Issue Date, the notes will be guaranteed by each of Omnicare’s Domestic Subsidiaries except the Excluded Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor (including, in the case of Purchasing, its guarantee of our % Convertible Senior Debentures due 2035); and

•	is pari passu in right of payment with all existing and future senior subordinated Indebtedness of that Guarantor.

Assuming we had completed this offering of notes and the Concurrent Financing Transactions described under “Use of Proceeds” and applied the net proceeds from this offering and these other financing transactions described under “Use of Proceeds,” as of September 30, 2005, Omnicare and the Guarantors would have had total Senior Debt of approximately $950 million on a consolidated basis, including the Credit Agreement and excluding our     % Convertible Senior Debentures due 2035. The     % Convertible Senior Debentures due 2035 will be Senior Debt of Omnicare and Purchasing, but will not be guaranteed by, and will not guarantee obligations of, the other Guarantors. An additional approximately $614 million would have been available to Omnicare for borrowing under the Credit Agreement. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit us and the Guarantors to incur additional Senior Debt.

As of the Issue Date, all our Subsidiaries will be Restricted Subsidiaries, except for certain Subsidiaries which will be designated as Unrestricted Subsidiaries. These Unrestricted Subsidiaries held approximately 1.1% of our total consolidated assets as of September 30, 2005 and accounted for approximately 1.4% of our total consolidated revenues for the nine months ended September 30, 2005. In addition, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be able to designate other subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

On the Issue Date, Omnicare is issuing 2013 notes in an aggregate principal amount of $             and 2015 notes in an aggregate principal amount of $            . Omnicare may issue additional notes of either series from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes of either series and any additional notes of that series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Omnicare will issue notes in denominations of $1,000 and integral multiples of $1,000. The 2013 notes will mature on                     , 2013 and the 2015 notes will mature on                     , 2015.

Interest on the 2013 notes will accrue at the rate of     % per annum and interest on the 2015 notes will accrue at the rate of     % per annum. Interest on the notes will be payable semi-annually in arrears on                      and                     , commencing on                     , 2006. Omnicare will make each interest payment to the Holders of record on the immediately preceding                      and                     .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Omnicare and the trustee, all principal, interest and premium on that Holder’s notes will be paid in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless Omnicare elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Omnicare may change the paying agent or registrar without prior notice to the Holders of the notes, and Omnicare or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Omnicare is not required to transfer or exchange any note selected for redemption. Also, Omnicare is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be guaranteed by each of Omnicare’s current and future Domestic Subsidiaries except the Excluded Subsidiaries. The Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Your ability to enforce the guarantees of the notes may be limited.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Omnicare or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee.

The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale complies with the “Asset Sale” provisions of the indenture;

(3)	if Omnicare designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or an Excluded Subsidiary in accordance with the requirements of the indenture;

(4)	if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the indenture; or

(5)	at such time as 90% or more of the % Convertible Senior Debentures due 2035 are no longer outstanding, if such Guarantor’s guarantee of any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of Omnicare, is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the Trustee with an officers’ certificate and opinion of counsel at such time as it guarantees any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of Omnicare.

Subordination

The payment of principal, interest and premium on the notes will be subordinated to the prior payment in full of all Senior Debt of Omnicare, including Senior Debt incurred after the Issue Date.

The holders of Senior Debt of Omnicare will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of Omnicare (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of Omnicare, whether or not allowable as a claim in such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of Omnicare:

(1)	in a liquidation or dissolution of Omnicare;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Omnicare or its property;

(3)	in an assignment for the benefit of creditors of Omnicare; or

(4)	in any marshaling of Omnicare’s assets and liabilities.

Omnicare also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt of Omnicare occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on Designated Senior Debt of Omnicare that permits holders of that Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Omnicare or the holders of any Designated Senior Debt of Omnicare.

Payments on the notes by Omnicare may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived or such Designated Senior Debt of Omnicare is discharged or paid in full; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or such Designated Senior Debt of Omnicare is discharged or paid in full or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt of Omnicare has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any Holder of the notes receives a payment in respect of the notes from Omnicare (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt of Omnicare. Upon the proper written request of the holders of Senior Debt of Omnicare, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt of Omnicare or their proper representative.

Omnicare must promptly notify holders of Senior Debt of Omnicare if payment of the notes is accelerated because of an Event of Default.

The indenture will contain provisions with respect to the subordination of each Subsidiary Guarantee to Senior Debt of the relevant Guarantor comparable to those set forth above for the subordination of the notes. The convertible debentures do not constitute claims against any of the Guarantors (other than Purchasing) and, therefore, do not constitute Senior Debt of such Guarantors. Accordingly, the subordination provisions set forth in this section as to such Guarantors do not apply with respect to the convertible debentures. The indenture requirements described above (i.e., that the trustee or a Holder of the notes hold in trust for holders of Senior Debt any payments prohibited by the subordination provisions of the indenture, and deliver such payments in trust to the holders of Senior Debt) apply in respect of any payments received by the trustee or a Holder pursuant to a Subsidiary Guarantee of the notes only to Senior Debt of the relevant Guarantor and not to Senior Debt of Omnicare (including the convertible debentures).

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Omnicare or any Subsidiary Guarantor, Holders of notes may recover less ratably than creditors of Omnicare or such Subsidiary Guarantor who are holders of Senior Debt of Omnicare or such Subsidiary Guarantor, as the case may be. See “Risk Factors—The notes and the subsidiary guarantees are subordinated to senior indebtedness.”

Failure by Omnicare to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a payment blockage period, will result in an Event of Default under the indenture and, thereafter, Holders of the notes will have the right to accelerate the maturity thereof.

Optional Redemption

The 2013 Notes

At any time prior to                     , 2008, Omnicare may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2013 notes (including any additional 2013 notes) at a redemption price of         % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of such 2013 notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Omnicare and its Subsidiaries); and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to                     , 2009, Omnicare may redeem all but not part of the 2013 notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to the redemption date.

Except pursuant to the preceding two paragraphs, the 2013 notes will not be redeemable at Omnicare’s option prior to                     , 2009. On or after                     , 2009, Omnicare may redeem all or a part of the 2013 notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                      of the years indicated below:

Year	Percentage
2009	%
2010	%
2011 and thereafter	100.00%

The 2015 Notes

At any time prior to                         , 2008, Omnicare may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2015 notes (including any additional 2015 notes) at a redemption price of     % of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of such 2015 notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Omnicare and its Subsidiaries); and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to                         , 2010, Omnicare may redeem all but not part of the 2015 notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to the redemption date.

Except pursuant to the preceding two paragraphs, the 2015 notes will not be redeemable at Omnicare’s option prior to                         , 2010. On or after                         , 2010, Omnicare may redeem all or a part of the 2015 notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on      of the years indicated below:

Year	Percentage
2010	%
2011	%
2012	%
2013 and thereafter	100.00%

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” Omnicare is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Omnicare to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Omnicare will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Omnicare will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Omnicare will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Omnicare will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Omnicare will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Omnicare.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Omnicare will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Omnicare will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Omnicare to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Omnicare repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Omnicare will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Omnicare and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Omnicare to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Omnicare and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Omnicare will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Omnicare (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the fair market value is determined by Omnicare’s Board of Directors and evidenced by a resolution of the Board of Directors; and

(3)	at least 70% of the consideration received in the Asset Sale by Omnicare or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Omnicare’s or such Restricted Subsidiary’s most recent balance sheet, of Omnicare or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which Omnicare or such Restricted Subsidiary is released from further liability; and

(b)	any securities, notes or other obligations received by Omnicare or any such Restricted Subsidiary from such transferee that are converted by Omnicare or such Restricted Subsidiary into cash within 60 days of receipt, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Omnicare or a Restricted Subsidiary may apply those Net Proceeds at its option:

(1)	to repay Senior Debt;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure;

(4)	to acquire Replacement Assets; or

(5)	to acquire other long-term assets that are used or useful in a Permitted Business.

Omnicare or the Restricted Subsidiary will be deemed to have complied with the immediately preceding sentence with respect to any such Net Proceeds if it enters into a binding agreement to make an acquisition or capital expenditure permitted pursuant to clause (2), (3), (4) or (5) of the immediately preceding sentence in an amount equal to such Net Proceeds within such 360 days; provided that, if the relevant acquisition or capital expenditure is not consummated or completed, as the case may be, within the later of (x) 360 days after the receipt of the relevant Net Proceeds and (y) 90 days after the date of such binding agreement, such Net Proceeds will constitute “Excess Proceeds.” Pending the final application of any Net Proceeds, Omnicare or the Restricted Subsidiary may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, Omnicare will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Omnicare may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Omnicare will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Omnicare will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain agreements governing Omnicare’s outstanding Senior Debt generally prohibit Omnicare from purchasing notes, and also provide that certain transactions constituting a Change of Control or Asset Sale event with respect to Omnicare would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Omnicare becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Omnicare is prohibited from purchasing notes, Omnicare could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Omnicare does not obtain such a consent or repay such borrowings, Omnicare will remain prohibited from purchasing notes. In such case, Omnicare’s failure to purchase notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Covenant Removal

From and after the first date on which both (a) the notes of an outstanding series are rated Investment Grade by each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and (b) there shall not exist a Default or Event of Default applicable to such series under the indenture (a “Rating Event”), Omnicare and the Restricted Subsidiaries will, in respect of such series, no longer be subject to the covenants described under “—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” “—Transactions with Affiliates,” “—Additional Subsidiary Guarantees,” clause (4) of the first paragraph under “—Merger, Consolidation or Sale of Assets” and “—Repurchase at the Option of Holders—Asset Sales.” Upon the occurrence of a Rating Event with respect to a series, the Subsidiary Guarantees for such series of each of the Guarantors will be automatically released.

There can be no assurance that a Rating Event will occur or, if one occurs, that the notes will continue to maintain an Investment Grade rating. In addition, at no time after a Rating Event in respect of a series will the provisions and covenants contained in the indenture at the time of issuance of the notes that cease to be applicable to such series after the Rating Event be reinstated for such series.

In the event Moody’s or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by Omnicare with notice to the trustee and the foregoing provisions will apply to the rating issued by the replacement rating agency.

Restricted Payments

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Omnicare’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Omnicare or any of its Restricted Subsidiaries) or to the direct or indirect holders of Omnicare’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Omnicare or to Omnicare or a Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Omnicare) any Equity Interests of Omnicare or any direct or indirect parent of Omnicare;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Omnicare would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Omnicare and its Restricted Subsidiaries after March 20, 2001 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12), (14), (15) and (16) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Omnicare for the period (taken as one accounting period) from January 1, 2001 to the end of Omnicare’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by Omnicare since March 20, 2001 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Omnicare (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests of Omnicare (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary), plus

(c)	to the extent that any Restricted Investment that was made after March 20, 2001 is sold for cash or Cash Equivalents (or a combination thereof) or otherwise liquidated or repaid for cash or Cash Equivalents (or a combination thereof), the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)	an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to Omnicare or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to Omnicare’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since March 20, 2001 (provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made since March 20, 2001 by Omnicare or any Restricted Subsidiary that were treated as Restricted Payments, and provided, further, that no amount will be included under this clause (d) to the extent it is already included in clauses (a), (b) or (c) above).

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Omnicare or any Restricted Subsidiary or of any Equity Interests of Omnicare in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Omnicare (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Omnicare or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Omnicare or any Restricted Subsidiary held by any officer, director or employee of Omnicare or any Subsidiary of Omnicare in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $60.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years);

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights or the lapsing of restrictions on restricted stock, to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights or the withholding taxes payable in connection with such stock options, stock appreciation rights or restricted stock;

(7)	the payment of dividends by Omnicare on its common stock in an aggregate annual amount of up to $120.0 million;

(8)	the repurchase of any class of Capital Stock of a Restricted Subsidiary (other than Disqualified Stock) if such repurchase is made pro rata among all holders of such class of Capital Stock;

(9)

the payment of any scheduled dividend or similar distribution, and any scheduled repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any scheduled redemption or repurchase date, in respect of any series of preferred stock or similar securities of Omnicare or any Restricted Subsidiary (including Disqualified Stock), provided that (a) such series of preferred stock or similar securities was issued in compliance with the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant and (b) such payments were scheduled to be paid in the original documentation governing such series of preferred stock or other securities (it being understood that the foregoing provisions of this clause (9) shall not be deemed to permit the payment of any dividend or similar distribution, or the payment of the stated amount, liquidation preference or any similar amount, prior to the date originally scheduled for the payment thereof);

(10)	payments in lieu of fractional shares;

(11)	the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to those described under “Repurchase at the Option of Holders—Change of Control”; provided that prior to such purchase Omnicare has made the Change of Control Offer as provided in such section and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;

(12)	the purchase of any Indebtedness that is subordinate to the notes from Net Proceeds to the extent permitted by the provisions described under “Repurchase at the Option of Holders—Asset Sales”;

(13)	(a) honoring any conversion request by a holder of convertible securities and making required cash payments in connection therewith and (b) redemption of the 4.00% Convertible Subordinated Debentures due 2033 and the Trust PIERS upon an “Investment Company Event” or a “Tax Event” (as defined in the indenture and the amended and restated trust agreement therefor as in effect on the Issue Date);

(14)	interest payments on the 4.00% Convertible Subordinated Debentures due 2033 and the corresponding distributions paid to holders of the Trust PIERS;

(15)	the distribution of 4.00% Convertible Subordinated Debentures due 2033 to holders of the Trust PIERS in connection with the liquidation of the related trust; and

(16)	additional Restricted Payments pursuant to this clause (16) in an aggregate amount not to exceed 5.0% of Consolidated Assets of Omnicare as of the end of Omnicare’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (with each such Restricted Payment being valued as of the date made and without regard to subsequent changes in value).

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Omnicare or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Omnicare in good faith, whose determination with respect thereto will be conclusive.

Incurrence of Indebtedness and Issuance of Preferred Stock

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Omnicare will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Omnicare and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Omnicare may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock (including Disqualified Stock) if the Fixed Charge Coverage Ratio for Omnicare’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the following (collectively, “Permitted Debt”):

(1)	the incurrence by Omnicare and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Omnicare and its Restricted Subsidiaries thereunder) not to exceed $2.75 billion;

(2)	Existing Indebtedness;

(3)	the incurrence by Omnicare and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date;

(4)	the incurrence by Omnicare or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Omnicare or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $100.0 million at any time outstanding;

(5)	the incurrence by Omnicare or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2) (excluding 8.125% Notes repurchased pursuant to the tender offer therefor launched by Omnicare substantially concurrently with the offering of the notes), (3), (4), (10), (13), (14), (16) or this clause (5) of this paragraph;

(6)	the incurrence by Omnicare or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Omnicare and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Omnicare or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Omnicare or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Omnicare or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Omnicare or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (b) exchange rate risk with respect to obligations under any agreement or Indebtedness, or with respect to any asset, of such Person that is payable or denominated in a currency other than U.S. Dollars;

(8)	the guarantee by Omnicare or any of the Restricted Subsidiaries of Indebtedness of Omnicare or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock (including Disqualified Stock) in the form of additional shares of the same class of preferred stock (including Disqualified Stock) will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock (including Disqualified Stock) for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Omnicare as accrued;

(10)	the issuance of Convertible Subordinated Debentures and/or the issuance of Convertible Preferred Stock in an aggregate principal amount (with the liquidation value of the Convertible Preferred Stock being treated as its principal amount for this purpose) not to exceed $750.0 million at any one time outstanding pursuant to this clause (10), plus the issuance of any related securities issued by a subsidiary trust or similar financing vehicle in connection therewith;

(11)	Indebtedness of Omnicare or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition or disposition of assets which are contingent on the performance of the assets acquired or disposed of;

(12)	Indebtedness represented by (a) letters of credit for the account of Omnicare or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, to the extent that such letters of credit and other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, in connection with participation in government reimbursement or other programs or other similar requirements in the ordinary course of business;

(13)	the incurrence by Omnicare or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer;

(14)	the incurrence by Omnicare or any of its Restricted Subsidiaries of additional Indebtedness (which may include, but is not limited to, Indebtedness of the types referred to in the foregoing clauses (1) through (13)) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $200.0 million;

(15)	the incurrence by Omnicare and its Restricted Subsidiaries of the Indebtedness under the 364-Day Credit Facility in an aggregate principal amount at any one time outstanding under this clause (15) not to exceed (a) $1.9 billion minus (b) amounts applied to repay Indebtedness under the 364-day Credit Facility, including with net proceeds from the Concurrent Financing Transactions;

(16)	Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by Omnicare or otherwise became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of Omnicare or was otherwise acquired by Omnicare ), provided that after giving effect thereto, (a) Omnicare would be permitted to incur at least $1 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Omnicare will be permitted to classify and reclassify such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Omnicare will not permit any of its Subsidiaries (other than Purchasing) to guarantee the         % Convertible Senior Debentures due 2035 or any Permitted Refinancing Indebtedness incurred in respect thereof pursuant to clause (5) of the immediately preceding paragraph, except that any such Permitted Refinancing Indebtedness may be Guaranteed by a Guarantor on a basis subordinated to such Guarantor’s Subsidiary Guarantee.

No Senior Subordinated Debt

Omnicare will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Omnicare and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee.

Liens

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing pari passu or subordinated Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless (i) in the case of any Lien securing pari passu Indebtedness, the notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing subordinated Indebtedness, the notes are secured by a Lien that is senior in priority to such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Omnicare or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Omnicare or any of its Restricted Subsidiaries;

(2)	make loans or advances to Omnicare or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Omnicare or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Omnicare or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary or any assets thereof that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)	restrictions imposed in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, provided, that such restrictions do not materially adversely affect Omnicare’s ability to pay interest and principal on the notes when due; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or imposed by governmental agencies or authorities.

Merger, Consolidation or Sale of Assets

Omnicare may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Omnicare is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) Omnicare is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Omnicare under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of Omnicare or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists; and

(4)	Omnicare or the Person formed by or surviving any such consolidation or merger (if other than Omnicare), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of Omnicare for such applicable four-quarter period without giving pro forma effect to such transactions and the related financing transactions.

In addition, Omnicare may not, directly or indirectly, lease all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Omnicare and any of the Guarantors.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries, taken as a whole, in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which Omnicare is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Omnicare under the indenture with the same effect as if such successor had been named as Omnicare therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes following a consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Omnicare may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Omnicare and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Omnicare. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Omnicare may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. As of the Issue Date, Anderson Medical Services, Inc., Atlantic Medical Group, Bach’s Pharmacy Services East, Inc., Dixon Pharmacy, Howard’s Pharmacy, Inc., Konsult Inc., OCR Services Corporation, Omnicare Air Transport Services, Inc. and Omnicare.com, Inc. are designated as Unrestricted Subsidiaries.

Transactions with Affiliates

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Omnicare or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Omnicare or such Restricted Subsidiary with an unrelated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million Omnicare delivers to the trustee a resolution of Omnicare’s Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of Omnicare’s Board of Directors, or an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business,

(2)	performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to Omnicare or any of its Restricted Subsidiaries than the original agreement in effect on the Issue Date;

(3)	transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(4)	transactions in the ordinary course of business with any joint venture that is otherwise permitted by the indenture; provided, that such joint venture is between and among Omnicare and/or any of its Subsidiaries on the one hand and third parties that are not otherwise Affiliates of Omnicare on the other hand;

(5)	transactions between or among Omnicare and/or its Restricted Subsidiaries;

(6)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Omnicare solely because Omnicare or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(7)	sales of Equity Interest (other than Disqualified Stock) to Affiliates of Omnicare; and

(8)	Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments.”

Additional Subsidiary Guarantees

If Omnicare or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than an Excluded Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days after the end of the fiscal quarter in which it was acquired or created.

Activities of Purchasing

Purchasing and its Subsidiaries (if any) will not engage in any activities other than the type of business conducted by Purchasing on the Issue Date and any activities incidental thereto and will not hold any assets not related to such business or incidental activities.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Omnicare will furnish to the Holders of notes and file with the Commission (unless the Commission will not accept such filing), within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Omnicare were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Omnicare’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Omnicare were required to file such reports;

provided, that any information accepted for filing with the Commission shall be deemed to have been furnished to Holders of the notes.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the 2013 notes or the 2015 notes, as the case may be:

(1)	default for 30 days in the payment when due of interest on the notes of such series whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the notes of such series, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Omnicare or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Omnicare or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture applicable to the relevant series;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Omnicare or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Omnicare or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of such Indebtedness at its final stated maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $70.0 million or more;

(6)	failure by Omnicare or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $70.0 million that are not covered by insurance or as to which an insurer has not acknowledged coverage in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Subsidiary Guarantee for such series of notes shall be held in any final, nonappealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee for the notes of such series (unless such Guarantor could be designated as an Excluded Subsidiary); and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Omnicare or any of its Restricted Subsidiaries that is a Significant Subsidiary.

A Default under clause (4) is not an Event of Default in respect of the notes of a series until the trustee or the Holders of at least 25% in principal amount of the notes of such series then outstanding notify Omnicare of the Default and Omnicare does not cure such default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Omnicare, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing in respect of a series, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes of such series may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes of a series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes of a series then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture with respect to such series except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes of such series.

Omnicare is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Omnicare is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Omnicare or any Guarantor, as such, will have any liability for any obligations of Omnicare or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Omnicare may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes of a series and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees for such series (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2)	Omnicare’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Omnicare’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Omnicare may, at its option and at any time, elect to have the obligations of Omnicare and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) for a series of notes and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes of such series. In the event Covenant Defeasance occurs in respect of a series of notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Omnicare) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance in respect of any series of notes:

(1)	Omnicare must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and Omnicare must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Omnicare has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default with respect to such series has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Omnicare or any of its Subsidiaries is a party or by which Omnicare or any of its Subsidiaries is bound;

(6)	Omnicare must deliver to the trustee an officers’ certificate stating that the deposit was not made by Omnicare with the intent of preferring the Holders of notes of such series over the other creditors of Omnicare with the intent of defeating, hindering, delaying or defrauding creditors of Omnicare or others; and

(7)	Omnicare must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided that any amendment to or supplement to the indenture or a series of notes that by its terms affects the rights of Holders of a series of then outstanding notes but not the other series may be effected, and any default or compliance with any provision of the indenture affecting the Holders of any series of then outstanding notes but not the other series may be waived, with the consent of Holders of a majority in principal amount of the then outstanding notes of the affected series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” and other than notice provisions with respect to any optional redemption by Omnicare);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes of any series by the Holders of at least a majority in aggregate principal amount of the notes of such series and a waiver of the payment default in respect of such series of notes that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination of the notes of any series that adversely affects the rights of the Holders of the notes of such series will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of notes of such series then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, Omnicare, the Guarantors, if applicable, and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Omnicare’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Omnicare’s or a Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;

(7)	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

(8)	with respect to a series, to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders of notes of such series as additional security for the payment and performance of Omnicare’s or a Guarantor’s obligations.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes of a series issued thereunder, when:

(1)	either:

(a)	all notes of such series that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes of such series for whose payment money has been deposited in trust and thereafter repaid to Omnicare, have been delivered to the trustee for cancellation; or

(b)	all notes of such series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Omnicare or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes of such series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default with respect to the notes of such series has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Omnicare or any Guarantor is a party or by which Omnicare or any Guarantor is bound;

(3)	Omnicare or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes of such series; and

(4)	Omnicare has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes of such series at maturity or the redemption date, as the case may be.

In addition, Omnicare must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied or waived.

Concerning the Trustee

If the trustee becomes a creditor of Omnicare or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Omnicare takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Omnicare that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Omnicare that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Omnicare and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Omnicare, the trustee nor any agent of Omnicare or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Omnicare that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Omnicare. Neither Omnicare nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Omnicare and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Omnicare that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Omnicare nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies Omnicare that it is unwilling or unable to continue as depositary for the Global Notes and Omnicare fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

(2)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

Omnicare will make payments in respect of the notes represented by the Global Notes (including principal, premium and if any, interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Omnicare will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Omnicare expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Omnicare that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“4.00% Convertible Subordinated Debentures due 2033” means the $345 million in aggregate principal amount of 4.00% Convertible Subordinated Debentures due 2033 issued by Omnicare on June 13, 2003 and Series B 4.00% Convertible Subordinated Debentures due 2033 issued by Omnicare on March 8, 2005.

“6.125% Notes” means the $250 million in aggregate principal amount of 6.125% Senior Subordinated Notes due 2013 originally issued by Omnicare on June 13, 2003, including SEC-registered notes issued in exchange for such notes.

“8.125% Notes” means $375 million aggregate principal amount of Omnicare’s 8.125% Senior Subordinated Notes due 2011 originally issued by Omnicare on March 20, 2001, including SEC-registered notes issued in exchange for such notes.

“    % Convertible Senior Debentures due 2035” means the $750 million in aggregate principal amount of     % Convertible Senior Debentures due 2035 issued by Omnicare on the Issue Date and guaranteed solely by Purchasing, plus up to an additional $112.5 million in aggregate principal amount issuable upon exercise of the underwriters’ overallotment option.

“364-Day Credit Facility” means the $1,900.0 million 364-day loan facility included in the Credit Agreement, dated as of July 28, 2005, by and among Omnicare, the lenders parties thereto, Suntrust Bank, as administrative agent, JPMorgan Chase Bank, N.A., as joint syndication agent, Lehman Brothers Inc., as joint syndication agent, CIBC World Markets Corp., as co-documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-documentation agent, and Wachovia Bank, National Association, as co-documentation agent.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person (limited to the maximum amount of liability of the specified Person with respect to such Lien).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Redemption Premium” means, with respect to any note on any redemption date, the excess of

(1)	the present value at such redemption date of the redemption price of such note if such note were redeemed on , 2009, in the case of a 2013 note, and , 2010, in the case of a 2015 note, plus all required interest payments due on such note through , 2009, in the case of a 2013 note, and , 2010, in the case of a 2015 note, computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over

(2)	the then-outstanding principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition by Omnicare or any of its Restricted Subsidiaries of any assets, other than sales of products and services in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Omnicare and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $50.0 million;

(2)	a transfer of assets between or among Omnicare and one or more Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to Omnicare or to another Restricted Subsidiary;

(4)	the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(7)	the sale and leaseback of any assets within 90 days of the acquisition of such assets;

(8)	a sale or other disposition of accounts receivable and related assets in connection with a financing transaction involving such assets (including, without limitation, in connection with a securitization or similar financing);

(9)	any disposition of property in the ordinary course of business by Omnicare or any Restricted Subsidiary that, in the good faith judgment of management of Omnicare, has become obsolete, worn out, damaged or no longer useful in the conduct of the business of Omnicare or the Restricted Subsidiaries;

(10)	any Asset Swap;

(11)	any sale of securities constituting Equity Interests that are issued by a subsidiary trust or similar financing vehicle in a transaction permitted under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)	any loans or other transfers of equipment to customers of Omnicare or any Restricted Subsidiary in the ordinary course of business for use with the products or services of Omnicare or any Restricted Subsidiary; and

(13)	the sale or issuance of a minimal number of Equity Interests in a Restricted Subsidiary that is a foreign entity to a foreign national to the extent required by local law or in a jurisdiction outside of the United States.

“Asset Sale Offer” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Asset Swap” means an exchange by Omnicare or any Restricted Subsidiary of property or assets for property or assets of another Person; provided that (i) Omnicare or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of Omnicare’s Board of Directors), and (ii) at least 70% of the consideration received in such exchange constitutes assets or other property of a kind usable by Omnicare and its Restricted Subsidiaries in a Permitted Business; provided, further that any cash and Cash Equivalents received by Omnicare or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Proceeds subject to the provisions under “—Asset Sales.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

(2)	with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	Securities constituting direct obligations of the United States or any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing in three years or less from the date of acquisition thereof;

(3)	securities constituting direct obligations of any State or municipality within the United States maturing in three years or less from the date of acquisition thereof which, in any such case, at the time of acquisition by Omnicare or any Restricted Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by S&P or Moody’s or any other United States nationally recognized credit rating agency of similar standing;

(4)	certificates of deposit with a maturity of one year or less or bankers’ acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(5)	eurodollar time deposits with maturities of one year or less and overnight bank deposits with any bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(6)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in such clauses above;

(7)	commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by Omnicare or any Restricted Subsidiary, is accorded a rating of “A2” or better by S&P or “P2” or better by Moody’s or any other United States nationally recognized credit rating agency of similar standing; and

(8)	any fund or other pooling arrangement at least 95% of the assets of which constitute Investments described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Omnicare;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than one or more Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 45% of the Voting Stock of Omnicare, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Omnicare are not Continuing Directors.

“Concurrent Financing Transactions” means the issuance and sale by Omnicare of: (a) $750 million principal amount of the         % Convertible Senior Debentures due 2035, plus up to an additional $112.5 million in aggregate principal amount issuable upon exercise of the underwriters’ overallotment option, (b) up to 12,825,000 shares of its common stock plus up to an additional 1,923,750 shares issuable upon exercise of the underwriters’ overallotment option and (c) the notes.

“Consolidated Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis at such date, as determined in accordance with GAAP.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to any extraordinary, unusual or non-recurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of Omnicare only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Omnicare by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	for purposes of the “—Restricted Payments” covenant above, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4)	the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Omnicare who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convertible Preferred Stock” means any convertible preferred stock or similar securities of Omnicare or any subsidiary trust (or similar financing vehicle) that are convertible at the option of the holder thereof into common stock of Omnicare.

“Convertible Subordinated Indebtedness” means any Indebtedness of Omnicare that is subordinated to the notes and that is convertible at the option of the holder thereof into common stock of Omnicare (including, without limitation, any Indebtedness incurred in connection with a transaction involving the sale by Omnicare of purchase contracts to acquire Omnicare common stock at a future date), and, if applicable, any related securities issued by a subsidiary trust or similar financing vehicle in connection therewith.

“Credit Agreement” means the Credit Agreement, dated as of July 28, 2005, by and among Omnicare, the lenders parties thereto, Suntrust Bank, as administrative agent, JPMorgan Chase Bank, N.A., as joint syndication agent, Lehman Brothers Inc., as joint syndication agent, CIBC World Markets Corp., as co-documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-documentation agent, and Wachovia Bank, National Association, as co-documentation agent, providing for up to $800.0 million of revolving credit borrowings, up to $700.0 million of term loans, up to $1,900.0 million of 364-day loans and up to $500.0 million of additional term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement, but excluding the 364-Day Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	after payment in full of all Obligations under the Credit Agreement, any other Senior Debt (other than the % Convertible Senior Debentures due 2035 or any Guarantee thereof) permitted under the indenture the principal amount of which is $50.0 million or more and that has been designated by Omnicare as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Omnicare to repurchase such Capital Stock upon the occurrence of a change of control with respect to Omnicare or an asset sale by Omnicare or its Restricted Subsidiaries will not constitute Disqualified Stock if the terms of such Capital Stock provide that Omnicare may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“Excess Proceeds” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale by Omnicare for cash (in an amount resulting in gross proceeds of not less than $25.0 million) of its common stock or preferred stock (excluding Disqualified Stock).

“Excluded Subsidiaries” means those Domestic Subsidiaries that are designated by Omnicare as Domestic Subsidiaries that will not be Guarantors; provided, however, that in no event will the Excluded Subsidiaries, either individually or collectively, hold more than 10% of the consolidated assets of Omnicare and its Domestic Subsidiaries as of the end of any fiscal quarter or account for more than 10% of the consolidated revenue of Omnicare and its Domestic Subsidiaries during the most recent four-quarter period (in each case determined as of the most recent fiscal quarter for which Omnicare has internal financial statements available); provided, further, that any Domestic Subsidiary that guarantees other Indebtedness of Omnicare may not be designated as or continue to be an Excluded Subsidiary. In the event any Domestic Subsidiaries previously designated as Excluded Subsidiaries cease to meet the requirements of the previous sentence, Omnicare will promptly cause one or more of such Domestic Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

“Existing Indebtedness” means Indebtedness of Omnicare and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid, including, without limitation, all Indebtedness incurred by Omnicare and its Restricted Subsidiaries in connection with the Concurrent Financing Transactions (other than Indebtedness under the Credit Agreement).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Omnicare (other than Disqualified Stock) or to Omnicare or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, pro forma effect will be given to:

(1)	acquisitions of any operations or businesses or assets (other than assets acquired in the ordinary course of business) that have been made by the specified Person or any of its Restricted Subsidiaries, including through purchases or through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four-quarter reference period; and

(2)	the discontinuance of operations or businesses and dispositions of operations or businesses or assets (other than assets disposed of in the ordinary course of business) during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four quarter reference period.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of determination.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	the Domestic Subsidiaries of Omnicare as of the indenture date other than Excluded Subsidiaries; and

(2)	any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, in each case limited to the maximum amount of liability of the specified Person with respect to such Lien or Guarantee on the date in question. Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business.

The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.

“Investment Grade” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Omnicare or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Omnicare will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided that Omnicare shall not have been deemed to have made an Investment pursuant to the foregoing if Omnicare shall have previously or concurrently therewith been deemed to have made an Investment in connection with such Equity Interests. The acquisition by Omnicare or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Omnicare or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided, Omnicare or such Restricted Subsidiary shall not have been deemed to have made an Investment pursuant to the foregoing if Omnicare or any Restricted Subsidiary shall have previously or concurrently therewith been deemed to have made an Investment in connection with such acquisition. “Investments” shall exclude extensions of trade credit.

“Issue Date” means the original issue date for the first issuance of notes offered hereby under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary, unusual or non-recurring gain, charge, expense or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain, charge, expense or loss.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Omnicare or its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, all distributions and other payments required to be made to non-majority interest holders in subsidiaries or joint ventures as a result of such Asset Sale and appropriate amounts to be provided by Omnicare or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Omnicare or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the business or businesses conducted by Omnicare and its Restricted Subsidiaries as of the Issue Date and any business ancillary or complementary thereto.

“Permitted Debt” has the meaning set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Investments” means:

(1)	any Investment in Omnicare or in a Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Omnicare or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Omnicare or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any Investment received to the extent the consideration therefor was the issuance of Equity Interests (other than Disqualified Stock) of Omnicare;

(6)	Hedging Obligations;

(7)	intercompany Indebtedness to the extent permitted under the “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs;

(9)	loans and advances to officers, directors and employees made in the ordinary course of business;

(10)	Investments represented by accounts and notes receivable created or acquired in the ordinary course of business;

(11)	Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

(12)	Investments by any qualified or nonqualified benefit plan established by Omnicare or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by Omnicare or any Restricted Subsidiary in connection with the funding thereof;

(13)	Investments received in settlement of debts owed to Omnicare or any Restricted Subsidiary, including, without limitation, as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any bankruptcy, liquidation, receivership or insolvency proceeding;

(14)	Investments as of the Issue Date in Unrestricted Subsidiaries so designated as of the Issue Date;

(15)	Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(16)	Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not made in contemplation of the acquisition of such Person;

(17)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (17), not to exceed 20.0% of Consolidated Assets in the aggregate at any one time outstanding.

“Permitted Junior Securities” means:

(1)	Equity Interests in Omnicare or any Guarantor; or

(2)	debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1)	Liens securing Senior Debt;

(2)	Liens in favor of Omnicare or its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Omnicare or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Omnicare or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by Omnicare or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure Indebtedness (including, without limitation, Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(6)	Liens existing on the Issue Date;

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens securing any Hedging Obligations of Omnicare or any Restricted Subsidiary;

(9)	Liens securing any Indebtedness otherwise permitted to be incurred under the indenture, the proceeds of which are used to refinance Indebtedness of Omnicare or any Restricted Subsidiary, provided that such Liens extend to or cover only the assets secured by the Indebtedness being refinanced;

(10)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(11)	statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if Omnicare or any applicable Restricted Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;

(12)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;

(13)	judgment Liens not giving rise to an Event of Default, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(14)	easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of Omnicare or any of its Restricted Subsidiaries;

(15)	any interest or title of a lessor in assets or property subject to Capital Lease Obligations or an operating lease of Omnicare or any Restricted Subsidiary;

(16)	Liens incurred in connection with a financing involving the sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing);

(17)	leases or subleases granted to others not interfering with the ordinary conduct of the business of Omnicare or any of the Restricted Subsidiaries;

(18)	bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of Omnicare or any Restricted Subsidiary;

(19)	the interest of any issuer of a letter of credit in any cash or Cash Equivalents deposited with or for the benefit of such issuer as collateral for such letter of credit; provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the indenture;

(20)	any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Restricted Subsidiary or to purchase assets of Omnicare or any Restricted Subsidiary, which right of first refusal or option is entered into in the ordinary course of business or is otherwise permitted under the indenture;

(21)	any Lien granted to the Trustee pursuant to the terms of the indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of Omnicare; and

(22)	Liens with respect to obligations that do not at any one time outstanding exceed the greater of $150 million and 2.5% of the Consolidated Assets of Omnicare.

“Permitted Refinancing Indebtedness” means any Indebtedness of Omnicare or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Omnicare or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is other than Senior Debt, such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than, the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that, in the case of a refinancing, replacement, defeasance or refunding of the 4.00% Convertible Subordinated Debentures due 2033, such Permitted Refinancing Indebtedness may have a final maturity date and a Weighted Average Life to Maturity of no earlier than one year after the final maturity date and Weighted Average Life to Maturity of the notes;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms not materially less favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that, in the case of a refinancing, replacement, defeasance or refunding of the 4.00% Convertible Subordinated Debentures due 2033, such Permitted Refinancing Indebtedness may be subordinate or pari passu in right of payment to the notes; and

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by Omnicare, the obligor on the Permitted Refinancing Indebtedness may not be a Restricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” means Joel Gemunder, an entity controlled by Joel Gemunder and/or a trust for his benefit or any employee benefit plan of Omnicare (including plans for the benefit of employees of its Restricted Subsidiaries).

“Purchasing” means Omnicare Purchasing Company, LP, a Delaware limited partnership.

“Rating Event” has the meaning set forth under “Certain Covenants—Covenant Removal.”

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Assets” mean properties or assets substantially similar to the assets disposed of in a particular Asset Sale and acquired to replace the properties or assets that were the subject of such Asset Sale or that are otherwise useful in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any direct or indirect Subsidiary of Omnicare other than an Unrestricted Subsidiary.

“Senior Debt” means, in the case of Omnicare or a Guarantor:

(1)	all obligations of Omnicare or such Guarantor, as the case may be, related to the Credit Agreement, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Omnicare or such Guarantor under applicable bankruptcy laws, whether or not such interest is lawfully allowed as a claim after such filing, and all other amounts payable in connection therewith, including, without limitation, any fees, premiums, penalties, expenses, reimbursements, indemnities, damages and other liabilities; and

(2)

the principal of, premium, if any, and interest on all other Indebtedness of Omnicare or such Guarantor, other than the notes, and all Hedging Obligations, in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness or Hedging

Obligation, the instrument creating or evidencing the Indebtedness or Hedging Obligation expressly provides that such Indebtedness or Hedging Obligation shall not be senior in right of payment to the notes.

Notwithstanding the foregoing, “Senior Debt” does not include:

(a)	Indebtedness evidenced by the notes and the Subsidiary Guarantees;

(b)	Indebtedness of Omnicare or any Guarantor that is expressly subordinated in right of payment to any Senior Debt of Omnicare or such Guarantor or the notes or the applicable Subsidiary Guarantee;

(c)	Indebtedness of Omnicare or any Guarantor that by operation of law is subordinate to any general unsecured obligations of Omnicare or such Guarantor;

(d)	Indebtedness of Omnicare or any Guarantor to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the indenture;

(e)	any liability for federal, state or local taxes or other taxes, owed or owing by Omnicare or any Guarantor;

(f)	accounts payable or other liabilities owed or owing by Omnicare or any Guarantor to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

(g)	amounts owed by Omnicare or any Guarantor for compensation to employees or for services rendered to Omnicare or such Guarantor;

(h)	Indebtedness of Omnicare or any Guarantor to any Restricted Subsidiary or any other Affiliate of Omnicare or such Guarantor;

(i)	Capital Stock of Omnicare or any Guarantor;

(j)	Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the U.S. Code is without recourse to Omnicare or any Restricted Subsidiary;

(k)	the 8.125% Notes or any Guarantee thereof;

(l)	the 6.125% Notes or any Guarantee thereof;

(m)	the 4.00% Convertible Subordinated Debentures due 2033 and the related Trust Preferred Income Securities (or any Guarantee thereof);

(n)	any Guarantee of the % Convertible Senior Debentures due 2035 or any Permitted Refinancing Indebtedness incurred in respect thereof pursuant to clause (5) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Preferred Stock” (other than a Guarantee by Purchasing).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary Guarantee” means a guarantee of notes pursuant to the indenture.

“Subsidiary” means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Restricted Subsidiaries or by such Person and one or more of its Restricted Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Treasury Rate” means, at any date of determination, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to                 , 2009, in the case of a redemption of 2013 notes, and                 , 2010, in the case of a redemption of 2015 notes; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust PIERS” means the $345 million aggregate principal amount 4.00% Trust PIERS due 2033 issued by Omnicare Capital Trust I on June 13, 2003 and the Series B 4.00% Trust PIERS due 2033 issued by Omnicare Capital Trust II on March 8, 2005.

“Unrestricted Subsidiary” means any Subsidiary of Omnicare that is designated by the Board of Directors of Omnicare as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Indebtedness that is without recourse to Omnicare or its Restricted Subsidiaries;

(2)	is not party to any agreement, contract, arrangement or understanding with Omnicare or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Omnicare or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Omnicare;

(3)	is a Person with respect to which neither Omnicare nor any of its Restricted Subsidiaries has any (a) continuing direct or indirect obligation to subscribe for additional Equity Interests or (b) direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Omnicare or any of its Restricted Subsidiaries.

In addition, any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in connection with a transaction permitted by the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant shall be an Unrestricted Subsidiary.

Any designation of a Subsidiary of Omnicare as an Unrestricted Subsidiary after the Issue Date will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Omnicare as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Omnicare will be in default of such covenant. The Board of Directors of Omnicare may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF CONCURRENT FINANCING TRANSACTIONS

Offering of Convertible Senior Debentures

Concurrently with this offering, we are offering $750 million aggregate principal amount of             % convertible senior debentures due 2035. The convertible debentures will pay interest semi-annually at a rate of             % and will mature on                     , 2035. In addition, under certain circumstances, beginning with the six-month interest period commencing                     , 2015, we will pay contingent interest on the convertible debentures. Upon certain circumstances, the convertible debentures will be convertible into cash and, if applicable, shares of our common stock at a conversion rate of              shares per $1,000 principal amount of convertible debentures (equal to an initial conversion price of approximately $             per share), subject to adjustment as described in the convertible debenture indenture. In the event of certain types of fundamental changes that occur prior to                     , 2015, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and the conversion rate so that the convertible debentures are convertible into shares of the acquiring or surviving company, in each case as described in the convertible debenture indenture. We may redeem some or all of the convertible debentures on or after                     , 2015, for cash at a redemption price equal to 100% of the principal amount of convertible debentures being redeemed. Holders may require us to repurchase all or a portion of the convertible debentures on                     , 2015 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any). In addition, holders may require us to repurchase all or a portion of their convertible debentures upon a fundamental change at a cash repurchase price equal to 100% plus accrued and unpaid interest (including contingent interest, if any). The convertible debentures will be our senior unsecured obligations and will be guaranteed on a senior basis by Omnicare Purchasing Company, LP, or Guarantor. The obligations of Omnicare, Inc. and Guarantor under the convertible debentures are pari passu with the obligations of Omnicare, Inc. and Guarantor under our senior credit facility and senior to the obligations of Omnicare, Inc. and Guarantor under our subordinated debt, including our 6.125% notes, our 8.125% notes and the notes being offered hereby. The closing of this offering is conditioned upon the closing of the convertible debenture offering. We intend to use a portion of the net proceeds from our offering of convertible debentures to repurchase any and all of the outstanding principal amount of our 8.125% notes and make related consent payments pursuant to our tender offer and consent solicitation. We intend to use the remaining portion of the net proceeds from our offering of convertible debentures, as well as the net proceeds of the concurrent offering of common stock and all of the net proceeds of this offering of notes, to repay our 364-day loan facility, which had an aggregate outstanding amount of $1.9 billion as of September 30, 2005.

Offering of Common Stock

Concurrently with this offering, we are offering 12,825,000 shares of our common stock. The closing of this offering is conditioned upon the closing of the common stock offering. The net proceeds from the common stock offering will be used, along with the net proceeds of this offering and a portion of the net proceeds of the concurrent offering of convertible debentures, to repay our 364-day loan facility.

Offer to Purchase our 8.125% Senior Subordinated Notes

Concurrently with this offering, we are offering to purchase for cash any and all of the $375 million outstanding principal amount of our 8.125% notes. In conjunction with this tender offer, we are soliciting consents to effect certain proposed amendments to the indenture governing the 8.125% notes. The proposed amendments would eliminate most of the restrictive covenants and certain events of default and amend certain other provisions contained in the indenture governing the 8.125% notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated December 5, 2005, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation. The total consideration to be paid for each $1,000 principal amount of 8.125% notes validly tendered and accepted for purchase will be determined using a yield equal to a fixed spread of 50 basis points plus the bid side yield to maturity of the 1.625% U.S. Treasury Note due February 28, 2006. The

pricing of the total consideration is expected to occur at 2:00 p.m., New York City time, on December 16, 2005 (such date subject to adjustment). The total consideration includes a consent payment of $20 per $1,000 principal amount payable only to holders who tendered their 8.125% notes and validly delivered their consents prior to the expiration of the consent solicitation. The consent solicitation is currently set to expire at 5:00 p.m., New York City time, on December 16, 2005, unless extended. The tender offer is currently set to expire at 12:00 midnight, New York City time, on January 3, 2006, unless extended. Our obligation to purchase validly tendered 8.125% notes is conditioned upon, among other things, the consummation of this offering and the concurrent offerings of common stock and convertible debentures. We intend to fund the tender offer and consent solicitation with a portion of the net proceeds from the concurrent offering of convertible debentures.

MATERIAL UNITED STATES FEDERAL INCOME AND

ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our notes to beneficial owners of the notes that are non-U.S. holders, as defined below. This discussion is limited to initial beneficial owners that purchase notes upon original issuance at the initial offering price shown on the cover page of this prospectus supplement and that hold notes as capital assets (generally, property held for investment).

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of notes that is not a partnership or entity treated as a partnership for U.S. federal income tax purposes and that is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•	a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has a valid election in effect under U.S. Treasury regulations to be treated as a United States person.

If a partnership is the beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their own tax advisors about the U.S. federal income and other tax consequences of holding and disposing of the notes.

This discussion does not address all aspects of U.S. federal income tax that may be important to beneficial owners in light of their particular circumstances or the U.S. federal income tax consequences to beneficial owners subject to special treatment under U.S. federal tax law, including, without limitation, banks and other financial institutions, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, certain former citizens or residents of the United States, broker-dealers and traders in securities or persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. In addition, this discussion does not address any U.S. federal gift tax consequences, or state or local or non-U.S. tax consequences.

The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of notes. Each potential investor should consult its own tax advisors as to the U.S. federal, state, local and non-U.S. income, estate and other tax considerations with respect to the ownership and disposition of notes.

Payments of Interest

In general, payments of interest on the notes to a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax, except as described below under “—Backup Withholding and Information Reporting,” provided that:

(1)	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the non-U.S. holder is not a controlled foreign corporation that is related to us, actually or by attribution, through stock ownership;

(3)	the non-U.S. holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(4)	such payments are not “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States (or, if a treaty applies, are not attributable to a “permanent establishment” of such non-U.S. holder in the United States); and

(5)	either:

(a)	the non-U.S. holder certifies under penalties of perjury on Internal Revenue Service (“IRS”) Form W-8 BEN or a suitable substitute form that it is not a “U.S. person” as defined in the Code, and provides its name and address, and taxpayer identification number, if any; or

(b)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes certifies under penalties of perjury that such statement has been received from the non-U.S. holder and furnishes a copy thereof.

A non-U.S. holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided a properly executed IRS Form W-8BEN claiming the exemption is furnished to us and any other applicable procedures are complied with.

If the interest accrued on a note is “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States (or, if a treaty applies, is attributable to a “permanent establishment” of such non-U.S. holder in the United States), non-U.S. holders can obtain an exemption from withholding tax by providing a properly completed IRS Form W-8ECI, or a suitable substitute form, prior to the payment of interest. Payments of interest on a note exempt from the withholding tax as effectively-connected income nevertheless may be subject to a graduated U.S. federal income tax as if such amounts were earned by a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of notes held by partnerships or certain types of trusts. Partnerships and trusts that are prospective purchasers should consult their own tax advisors regarding special rules that may be applicable in their particular circumstances.

Sale, Exchange or Redemption of Notes

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax, except as described below under “—Backup Withholding and Information Reporting,” with respect to gain realized on a sale, exchange, redemption or other disposition of a note unless (i) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale or disposition and certain other conditions are met, or (ii) the gain realized on such disposition is “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States (or, if a treaty applies, is attributable to a “permanent establishment” of such non-U.S. holder in the United States).

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of interest paid to that holder and the tax withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a non-U.S. holder if the certification described in clause (5) under “—Payments of Interest” above is received.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other disposition of a note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a non-U.S. holder by or through the United States office of a broker are subject to information reporting and backup withholding at the applicable rate unless the holder certifies, under penalty of perjury, that it is a non-U.S. person and that it satisfies certain other conditions, or otherwise establishes an exemption. A non-U.S. holder may obtain a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their own tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Estate Tax

Notes held at the time of death by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) will not be included in such holder’s gross estate for U.S. federal estate tax purposes, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote.

Each potential investor should consult its own tax advisors as to its particular tax consequences with respect to the ownership and disposition of the notes, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in tax laws.

UNDERWRITING

Lehman Brothers Inc., J.P. Morgan Securities Inc. and SunTrust Capital Markets, Inc. are acting as joint book-running managers, and, along with CIBC World Markets Corp., Wachovia Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse First Boston LLC, are acting as representatives of the underwriters. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective principal amount of notes shown opposite its name below:

Underwriters	Principal Amount of 2013 Notes	Principal Amount of 2015 Notes
Lehman Brothers Inc.	$	$
J.P. Morgan Securities Inc.
SunTrust Capital Markets, Inc.
CIBC World Markets Corp.
Wachovia Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston LLC

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the notes in this offering if any are purchased. The conditions contained in the underwriting agreement include requirements that:

•	the representations and warranties made by us to the underwriters are true;

•	there has been no material adverse change in our condition or in the financial markets;

•	we deliver the customary closing documents to the underwriters; and

•	the underwriters receive certain legal opinions from their counsel.

Commission and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the notes.

Underwriters’ Discount
Per 2013 Note
Per 2015 Note
Total

The representatives of the underwriters have advised us that the underwriters propose to offer the notes directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $         per note. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $         per note to other dealers. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $2.6 million (exclusive of underwriting discounts and commissions).

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Liquidity of the Trading Market

The notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of the notes in excess of the principal amount notes the underwriters are obligated to purchase, which creates a syndicate short position. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our notes or preventing or retarding a decline in the market price of our notes. As a result, the price of our notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

If you purchase notes offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Lehman Brothers Inc. acted as our financial advisor in connection with our acquisition of NeighborCare. In connection with that transaction, Lehman Brothers Inc. received customary fees for such services and certain of its expenses were reimbursed. Wachovia Securities was a financial advisor in connection with our acquisition of excelleRx, Inc. and certain of its affiliates had an ownership interest in excelleRx, Inc. In addition, certain of the underwriters also are serving as either joint book-running managers or co-managers in our concurrent offerings of convertible debentures and common stock. Furthermore, Wachovia Securities is acting as the dealer-manager in connection with our tender offer for our 8.125% notes and the related consent solicitation.

Certain affiliates of the underwriters, including Lehman Commercial Paper Inc., JPMorgan Chase Bank, N.A., Canadian Imperial Bank of Commerce, Merrill Lynch Bank USA, Wachovia Bank, National Association and SunTrust Bank, are lenders under our existing credit facility, including the 364-day loan facility, which will be repaid using a portion of the net proceeds of this offering, as well as a portion of the net proceeds of our offering of common stock and all of the net proceeds of our offering of notes. Because more than 10% of the net offering proceeds of this offering may be paid to the underwriters or their respective affiliates or associated persons, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering is being made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules, and Credit Suisse First Boston LLC has been engaged to act as a “qualified independent underwriter.” In such capacity, Credit Suisse First Boston LLC has performed due diligence investigations and reviewed and participated in the preparation of the prospectus supplement, and will recommend the maximum prices at which the notes may be offered in accordance with the requirements of Rule 2720. Credit Suisse First Boston LLC will receive no compensation from us for serving in this capacity.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

Legal matters with respect to the validity of the notes being offered hereby will be passed on for us by Dewey Ballantine LLP, New York, New York. The underwriters have been represented by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its diluted earnings per share as described in footnotes 1 and 11 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NeighborCare, Inc. as of September 30, 2004 and 2003 and for each of the years in the three-year period ended September 30, 2004 have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC:

450 Fifth Street, N.W.

Washington, D.C., 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our filings also are available on the SEC’s website at www.sec.gov.

Copies of these reports, proxy statements and other information also can be inspected at the following address:

New York Stock Exchange

20 Broad Street

New York, New York 10005

This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus omit some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus supplement and the accompanying prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 16, 2005 including the portions of our proxy statement and related supplement incorporated by reference therein;

(b)	Omnicare, Inc.’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005, filed May 10, 2005 and August 9, 2005, respectively, and Form 10-Q/A for the fiscal quarter ended September 30, 2005, filed November 23, 2005;

(c)	Omnicare, Inc.’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed March 9, 2005, March 29, 2005, May 20, 2005, July 7, 2005, July 8, 2005, July 14, 2005, August 3, 2005, August 11, 2005, October 13, 2005, November 23, 2005, November 23, 2005 and November 23, 2005;

(d)	NeighborCare, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed December 10, 2004, as amended by Amendment No. 1 on Form 10-K/A, filed on December 14, 2004;

(e)	NeighborCare, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and March 31, 2005, filed February 8, 2005 and May 9, 2005, respectively;

(f)	NeighborCare, Inc.’s Current Reports on Form 8-K, filed February 17, 2005, June 14, 2005, July 11, 2005 and July 18, 2005; and

(g)	Description of our common stock set forth in our Registration Statement on Form 8-A, filed November 25, 1981.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Documents Incorporated by Reference into this Prospectus.” Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of our common stock made hereby also will be incorporated by reference in this prospectus supplement (other than information in such documents that is deemed not to be filed).

You may request a copy of our filings at no cost by writing or telephoning us at the following address:

Omnicare, Inc.

Attention: Cheryl D. Hodges, Senior Vice President and Secretary

100 East RiverCenter Boulevard

Covington, Kentucky, 41011

(859) 392-3300

Descriptions in this prospectus supplement or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference in, the prospectus supplement.

PROSPECTUS

OMNICARE, INC.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

DEBT SECURITIES

We may offer from time to time debt securities, consisting of notes or other evidences of indebtedness. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Investing in these securities involves risks. You should carefully review the discussion under the heading “ Risk Factors” on page 4 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “OCR.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is December 8, 2005.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$,” “dollars,” “U.S. dollars” or “U.S.$”).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of management’s views and assumptions regarding business performance as of the time the statements are made. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this prospectus (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.

Forward-looking statements in this prospectus include, but are not limited to, the following: expectations concerning our financial performance, results of operations, sales earnings or business outlook; expectations regarding acquisitions; trends in the long-term healthcare and contract research industries generally; expectations concerning our ability to leverage our core business; anticipated growth in alternative institutional markets such as correctional facilities, hospice care, mental health and personal care or supportive living facilities; expectations concerning continued relative stability in the operating environment in the long-term care industry; anticipated demographic trends in the healthcare industry; the impact of drug price inflation; changes in government and other reimbursement formulas to take into account drug price inflation or deflation; the ability to allocate resources in order to enhance gross profit margins; the ability to continue our value creation strategy through expanding its core pharmaceutical business and leveraging that business through the development and expansion of clinical information services; our ability to continue to leverage fixed and variable overhead costs through internal and acquired growth; the impact of our refinancings in enhancing our financial position and providing financial flexibility to support our ongoing growth strategies; other factors affecting our strategy for future growth; the effectiveness of our unit-of-use controls and computerized documentation system; the effectiveness of our health and outcomes management programs; the ability to leverage our contract research organization, or CRO, business and our core pharmacy business as anticipated; expectations concerning product and market development efforts; trends concerning the commencement, continuation or cancellation of CRO projects and backlog; the effectiveness of recent cost reduction efforts in the CRO; volatility in the CRO business; anticipated business performance of the CRO in 2005; expectations in the CRO business resulting from streamlining and globalization efforts, our unique capabilities in the geriatric market and strength of presence in the drug development marketplace; trends in healthcare funding issues, including, but not limited to, state Medicaid budgets, enrollee eligibility, escalating drug prices due to higher utilization among seniors and the aging of the population; expectations concerning increasing Medicare admissions and improving occupancy rates; the introduction of more expensive medications, and increasing use of generic medications; the impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs; the cost-effectiveness of pharmaceuticals in treating chronic illnesses for the elderly; the effectiveness of our formulary compliance program; the effectiveness of our pharmaceutical purchasing programs and our ability to obtain discounts and manage pharmaceutical costs; the adequacy and availability of our sources of liquidity and capital; payments of future quarterly dividends; the adequacy of our net cash flows from operating activities, credit facilities and other long and short-term debt financings to satisfy our future working capital needs, acquisition contingency commitments, debt servicing, capital expenditures and other financing requirements for the foreseeable future; the ability, if necessary, to refinance indebtedness or issue additional indebtedness or equity; interest rate risk on our outstanding debt; valuations of derivative instruments embedded in our trust PIERS instruments; the adequacy of our allowance for doubtful accounts; expectations concerning inventory write-offs; the adequacy of insurance expense estimates and methodology; the adequacy of the provisions for current or deferred taxes; the impact of reduced government reimbursement rates to our skilled nursing facility, or SNF, clients which could adversely affect the timing or level of SNF payments to us; the impact of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, including the Medicare Part D prescription drug benefit, effective January 1, 2006, as implemented pursuant to Centers for Medicare & Medicaid Services, or CMS, regulations and subregulatory guidance; the impact of continued pressure on federal and state Medicaid budgets and budget shortfalls which have led to decreasing reimbursement rates and other cost control measures in certain states; our ability to respond to such federal and state budget shortfalls and corresponding reductions in Medicaid reimbursement rates; the effect of any changes and considerations in long-term healthcare funding policies for Medicare and Medicaid programs; expected demand for long-term care; the pace and quality of new drug development targeted at diseases of the elderly; the impact of newer drugs that, although more expensive, are more efficient at treating illness and thereby reduce overall healthcare costs; trends and expectations concerning long-term growth prospects for the geriatric care industry and the containment of healthcare costs for the elderly; expectations concerning the growth in the elderly population; anticipated changes in healthcare delivery systems and payment methodologies in order to fund growing demand; our ability to utilize our expertise in geriatric pharmaceutical care and pharmaceutical cost management and our database on drug utilization and outcomes in the elderly to meet the anticipated challenges of the healthcare environment; the effectiveness of our growth strategy in allowing us to maximize cash flow, maintain a strong financial position, enhance the efficiency of our operations and continue to develop our franchise in the geriatric pharmaceutical market; the ability of expansion in our core business to provide us greater ability to leverage our clinical services and information business, thereby enhancing cost advantages in the institutional pharmacy market; the belief that new drug discovery will remain an important priority for pharmaceutical manufacturers; and expectations concerning opportunities for future growth and the continued need for pharmaceutical manufacturers to utilize contract research businesses in optimizing research and development efforts.

These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond our control, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and contract research industries; competition in the pharmaceutical, long-term care and contract research industries; the impact of consolidation in the pharmaceutical and long-term care industries; trends in long-term care occupancy rates and demographics; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of our businesses; expectations concerning the development and performance of our informatics business; the effectiveness of our formulary compliance program; trends in drug pricing, including the impact and pace of pharmaceutical price increases; delays and reductions in reimbursement by the government and other payors to customers and to us as a result of pressures on federal and state budgets or for other reasons; the overall financial condition of our customers; our ability to assess and react to the financial condition of our customers; the effectiveness of our pharmaceutical purchasing programs and our ability to obtain discounts and manage pharmaceutical costs; the ability of vendors and business partners to continue to provide products and services to us; the continued successful integration of acquired companies and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement rates and the impact of other cost control measures; the impact on our revenues, profits and margins resulting from market trends in the use of newer branded drugs versus generic drugs; the number and usage of generic drugs and price competition in the drug marketplace; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the demand for our products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the ability to benefit from streamlining and globalization efforts at the CRO; trends concerning CRO backlog; the effectiveness of our implementation and expansion of our clinical and other service programs; the effect of new legislation, government regulations, and/or executive orders, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; the impact of the MMA, including the Medicare Part D prescription drug benefit effective January 1, 2006, as implemented pursuant to CMS regulations and subregulatory guidance; legislation and regulations affecting payment and reimbursement rates for SNFs; trends in federal and state budgets and their impact on Medicaid reimbursement rates; government budgetary pressures and shifting priorities; our ability to adjust to federal and state budget shortfalls; efforts by payors to control costs; our failure or the failure of the long-term care facilities we serve to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to the CRO business for regulatory or other reasons; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates pertaining to employee benefit plans; events or circumstances which result in an impairment of, assets, including, but not limited to, goodwill; market conditions which adversely affect the valuation of the trust PIERS instruments; the outcome of audit, compliance, administrative or investigatory reviews; volatility in the market for Omnicare common stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare’s reports and filings with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the risks described in this prospectus, in addition to the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Risks Relating to Our Business

Omnicare has substantial outstanding debt and could incur more debt in the future. Any failure to meet its debt obligations would adversely affect Omnicare’s business and financial condition.

At December 31, 2004, Omnicare’s total consolidated long-term debt (including current maturities) accounted for approximately 39.9% of its total capitalization. In addition, Omnicare and its subsidiaries may be able to incur substantial additional debt in the future. The instruments governing Omnicare’s current indebtedness contain restrictions on Omnicare’s incurrence of additional debt. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, Omnicare could incur substantial additional indebtedness in compliance with these restrictions, including in connection with potential acquisition transactions. Moreover, these restrictions do not prevent Omnicare from incurring obligations that do not constitute debt under the governing documents.

The degree to which Omnicare is leveraged could have important consequences to you, including:

•	a substantial portion of Omnicare’s cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions, dividends or general corporate or other purposes;

•	Omnicare’s ability to obtain additional financing in the future may be impaired;

•	Omnicare may be more highly leveraged than its competitors, which may place it at a competitive disadvantage;

•	Omnicare’s flexibility in planning for, or reacting to, changes in its business and industry may be limited; and

•	Omnicare’s degree of leverage may make it more vulnerable in the event of a downturn in its business or in its industry or the economy in general.

Omnicare’s ability to make payments on and to refinance its debt will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond Omnicare’s control.

We cannot assure you that Omnicare’s business will generate sufficient cash flow from operations or that future borrowings will be available under its credit facilities in an amount sufficient to enable Omnicare to pay its debt or to fund its other liquidity needs. Omnicare may need to refinance all or a portion of its debt on or before maturity. We cannot assure you that Omnicare would be able to refinance any of its debt, including any credit facilities on commercially reasonable terms or at all.

If we or our client institutions fail to comply with Medicaid and Medicare reimbursement regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.

Approximately one-half of our pharmacy services billings are directly reimbursed by government sponsored programs. These programs include Medicaid and, to a lesser extent, Medicare. The remainder of our billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs. The table below represents our approximated payor mix for the last three years:

	2002	2003	2004
State Medicaid programs	46%	47%	48%
Private pay and long-term care facilities (1)	44%	45%	45%
Federal Medicare program (2)	2%	2%	2%
Other private sources (3)	8%	6%	5%

Totals	100%	100%	100%

(1)	Includes payments from skilled nursing facilities on behalf of their federal Medicare program-eligible residents (Medicare Part A) and for other services and supplies, as well as payments from third-party insurers and private pay.

(2)	Includes direct billing for medical supplies.

(3)	Includes our contract research organization revenues.

The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us to other penalties.

Continuing efforts to contain healthcare costs may reduce our future revenue.

Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicaid, Medicare or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures. In addition, our profitability may be adversely affected by any efforts of our suppliers to shift healthcare costs by increasing the net prices on the products we obtain from them.

Federal and state healthcare legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

In recent years, federal legislation has resulted in major changes in the healthcare system, which significantly affected healthcare providers. The Balanced Budget Act of 1997, or BBA, sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers. In a significant change for the skilled nursing facility industry, the BBA provided for the introduction in 1998 of the prospective payment system, or PPS, for Medicare-eligible residents of skilled nursing facilities. Prior to PPS, skilled nursing facilities under Medicare received cost-based reimbursement. Under PPS, Medicare pays skilled nursing facilities a fixed fee per patient per day based upon the acuity level of the resident, covering substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. PPS resulted in a significant reduction of reimbursement to skilled nursing facilities. Admissions of Medicare residents, particularly those requiring complex care, declined in many skilled nursing facilities due to concerns relating to the adequacy of reimbursement under PPS. This caused a weakness in Medicare census leading to a significant reduction of overall occupancy in the skilled nursing facilities we served. This decline in occupancy and acuity levels adversely impacted our results beginning in 1999, as we experienced lower utilization of our services, coupled with PPS-related pricing pressure from our skilled nursing facility customers. The BBA also imposed numerous other cost-saving measures affecting Medicare skilled nursing facility services.

In 1999 and 2000, Congress sought to restore some of the reductions in reimbursement resulting from PPS. We believe this legislation improved the financial condition of skilled nursing facilities and provided incentives to increase occupancy and Medicare admissions, particularly among the more acutely ill. While certain of the payment increases mandated by these laws expired October 1, 2002, one provision gave skilled nursing facilities a temporary rate increase for certain high-acuity patients, including medically-complex patients with generally higher pharmacy costs, beginning April 1, 2000 and ending when the Centers for Medicare & Medicaid Services, or CMS, implements a refined resource utilization group, or RUG, patient classification system that better accounts for medically-complex patients. For several years, CMS did not implement such refinements, thus continuing the additional rate increases for certain high-acuity patients through federal fiscal year 2005. On July 28, 2005, CMS issued, and on August 4, 2005 published in the Federal Register, its final SNF PPS rule for fiscal year 2006. Under the rule, CMS added nine patient classification categories to the PPS patient classification system, thus triggering the expiration of the high-acuity payment add-ons. However, CMS estimates that the rule will have no net financial impact on SNFs in fiscal year 2006 because the $1.02 billion reduction from the expiration of the add-on payments will be more than offset by a $510 million increase in the nursing case-mix weight for all of the RUG categories and a $530 million increase associated with various updates to the payment rates (including updates to the wage and market basket indexes), resulting in a $20 million overall increase in payments for fiscal year 2006. The new patient classification refinements will be effective on January 1, 2006, and the market basket increase became effective October 1, 2005. While the fiscal year 2006 SNF PPS rates will not decrease payments to skilled nursing facilities, the loss of revenues associated with future changes in skilled nursing facility payment rates could, in the future, have an adverse effect on the financial condition of our skilled nursing facility clients which could, in turn, adversely affect the timing or level of their payments to us.

In December 2003, Congress enacted the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA, which includes a major expansion of the Medicare prescription drug benefit under a new Medicare Part D. Until the Part D benefit goes into effect on January 1, 2006, Medicare beneficiaries can receive assistance with their outpatient prescription drug costs through a new prescription drug discount card program, which began in June 2004, and which gives enrollees access to negotiated discounted prices for prescription drugs.

Under the new prescription drug benefit, Medicare beneficiaries may enroll in prescription drug plans offered by private entities (or in a “fallback” plan offered on behalf of the government through a contractor, to the extent private entities fail to offer a plan in a given area), which will provide coverage of outpatient prescription drugs (collectively, “Part D Plans”). Part D Plans will include both plans providing the drug benefit on a stand alone basis and Medicare Advantage plans providing drug coverage as a supplement to an existing medical benefit under that Medicare Advantage plan, most commonly a health maintenance organization plan. Medicare beneficiaries generally will have to pay a premium to enroll in a Part D Plan, with the premium amount varying from plan to plan, although CMS will provide various federal subsidies to Part D Plans to reduce the cost to beneficiaries. Medicare beneficiaries who are also entitled to benefits under a state Medicaid program (so-called “dual eligibles”) will have their prescription drug costs covered by the new Medicare drug benefit, including the nursing home residents we serve, whose drug costs are currently covered by state Medicaid programs.

CMS will provide premium and cost-sharing subsidies to Part D Plans with respect to dual eligible residents of nursing homes. Therefore, such dual eligibles will not be required to pay a premium for enrollment in a Part D Plan, so long as the premium for the Part D Plan in which they are enrolled is at or below the premium subsidy. Dual eligible residents of nursing homes will be entitled to have their entire prescription drug costs covered by a Part D Plan, provided that the prescription drugs which they are taking are either on the Part D Plan’s formulary, or an exception to the plan’s formulary is granted. CMS has reviewed the formularies of Part D Plans and has indicated that it will require their formularies to include the types of drugs most commonly needed by Medicare beneficiaries. CMS also will ensure and that plans’ formulary exceptions criteria provide for coverage of drugs determined by the plan to be medically necessary for the enrollee.

Pursuant to the Part D final rule, we will obtain reimbursement for drugs we provide to enrollees of a given Part D Plan in accordance with the terms of agreements negotiated between us and that Part D Plan. We have negotiated such agreements with many Part D Plan sponsors under which we will provide drugs and associated services to their enrollees. We continue to negotiate agreements with other Part D Plans. Until all such agreements are finalized and Medicare beneficiaries enroll in the plans, including national, regional and local plans, we will not be able to determine the impact of the new Part D drug benefit on our results of operations or financial condition. The MMA will not change the manner in which Medicare pays for drugs for Medicare beneficiaries covered in a Part A stay. We will continue to receive reimbursement for drugs provided to such residents from the skilled nursing facilities, in accordance with the terms of the agreements we have negotiated with each skilled nursing facility.

Our contractual relationships with pharmaceutical manufacturers can include rebates and other forms of price concessions on the products we purchase. On November 28, 2005 CMS posted to the “Questions and Answers” portion of its website a statement to the effect that it has significant concerns about the continued payment of certain rebates by pharmaceutical manufacturers to long-term care pharmacies with respect to prescriptions dispensed under the new Medicare Part D prescription drug benefit, and that it is examining this issue closely. We believe that our contracts with pharmaceutical manufacturers are legally and economically valid arrangements that bring value to the healthcare system and the patients that we serve. However, there can be no assurance that, if these price concessions were no longer provided to us, there would not be a material adverse effect on our business or results of operations.

CMS has issued other subregulatory guidance on many aspects of the final Part D rule, including the provision of pharmaceutical services to long-term care residents, and the agency will continue to issue guidance as the new program is implemented. We are continuing to monitor implementation of the new Part D benefit, and cannot predict the ultimate effect of the final rule or the outcome of other potential developments relating to its implementation on our business or results of operations.

The MMA also reforms the Medicare Part B prescription drug payment methodology. With certain exceptions, in 2004 most Part B drugs were reimbursed at 85 percent of the April 1, 2003 average wholesale price. In 2005, Medicare Part B payment generally equals 106 percent of the lesser of (i) the wholesale acquisition cost of the product, or (ii) the average sales price, or ASP, of the product, with certain exceptions and adjustments. More significant reforms are planned for 2006, when most drugs will be reimbursed under either an ASP methodology or under a “competitive acquisition program.” Our revenues for drugs dispensed under Medicare Part B are not significant in comparison to total revenues. The MMA also includes provisions that will institute administrative reforms designed to improve Medicare program operations. It is uncertain at this time the impact that the MMA’s legislative reforms or future Medicare reform legislation ultimately will have on us.

Discounted average wholesale price, or AWP, plus a dispensing fee is the basis for many state Medicaid programs’ reimbursement of drugs to pharmacy providers for Medicaid beneficiaries generally as well as under certain private reimbursement programs. If government or private health insurance programs discontinue or modify the use of AWP or otherwise implement payment methods that reduce the reimbursement for drugs and biologicals, it could adversely affect our level of reimbursement.

With respect to Medicaid, the BBA repealed the “Boren Amendment” federal payment standard for Medicaid payments to Medicaid nursing facilities, effective October 1, 1997, giving states greater latitude in setting payment rates for such facilities. The law also granted states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including nursing facilities and institutional pharmacy services, some states do use managed care principles in their long-term care programs. Moreover, no assurances can be given that additional Medicaid programs ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. Our operations have not been adversely affected in states with managed care programs in effect. In addition, some states continue to face budget shortfalls, and most states are taking steps to implement cost controls within their Medicaid programs. Likewise, the federal government may consider changes to Medicaid designed to rein in program spending. A Medicaid Commission has been established to advise the Secretary of HHS on, among other things, ways to achieve $10 billion in Medicaid savings over five years. In addition, Congress is considering various proposals to reduce Medicaid spending. There can be no assurance that future changes in Medicaid payments to pharmacies, nursing facilities or managed care systems will not have an adverse impact on our business. While we have endeavored to adjust to these pricing pressures to date, these pressures are likely to continue or escalate, particularly if economic recovery does not emerge, and there can be no assurance that such occurrence will not have an adverse impact on our business.

Further, in order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the continuous debate regarding the cost of healthcare, managed care and other healthcare issues, we cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on our business. Longer term, funding for federal and state healthcare programs must consider the aging of the population and the growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new, more efficacious but also more expensive medications; the implementation of the Medicare drug benefit for seniors; and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact on us of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. Further, Medicaid and/or Medicare payment rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. Any future healthcare legislation or regulation may adversely affect our business.

If we fail to comply with licensure requirements, fraud and abuse laws or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.

Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. While we continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicaid, Medicare and other federal healthcare programs.

We expend considerable resources in connection with our compliance efforts. We believe that we are in compliance in all material respects with state and federal regulations applicable to our business.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

Our company and the healthcare industry generally also are impacted by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice (“transaction standards”); privacy of individually identifiable healthcare information (“privacy standards”); security and electronic signatures (“security standards”), as well as unique identifiers for providers, employers, health plans and individuals; and enforcement. In many of our operations, we are a healthcare provider, required to comply in our operations with these standards and subject to significant civil and criminal penalties for failure to do so. In addition, we provide services to customers that also are healthcare providers and are required to provide satisfactory written assurances to those customers that we will provide those services subject to the requirements of the privacy standards. The transaction standards have gone into effect, although we and most other covered entities in the healthcare industry received an extension until October 2003 to comply. However, in September 2003, CMS acknowledged that not all healthcare providers were capable of submitting HIPAA-compliant claims transactions, and therefore adopted a contingency plan for Medicare that would permit the continued use of non-compliant electronic transactions in order to avoid disruption of providers’ cash flow due to rejection of non-HIPAA compliant claims. This contingency plan will continue in effect until terminated by CMS. On February 27, 2004, CMS instructed Medicare carriers and fiscal intermediaries that, as of July 6, 2004, HIPAA non-compliant claims may be paid no earlier than 27 days after receipt, while HIPAA-complaint claims are eligible for payment 14 days from receipt. Most health plans and healthcare providers such as us were required to comply with the privacy standards by April 2003. In February 2003, the Department of Health and Human Services published standards for the security of electronic health information. We were required to comply with the requirements of the security standards by April 2005 and believe that we are in compliance with such standards. CMS published a rule in January 2004 announcing the adoption of the National Provider Identifier as the standard unique health identifier for healthcare providers to use in filing and processing healthcare claims and other transactions. This rule became effective May 23, 2005, with a compliance date of May 23, 2007. Based on current information, we believe we will be able to fully comply with HIPAA requirements, however, at this time we cannot estimate the cost of compliance or if implementation of the HIPAA standards will result in an adverse effect on our operations or profitability, or that of our customers.

We are subject to additional risks relating to our acquisition strategy.

One component of our strategy contemplates our making selected acquisitions. Acquisitions involve inherent uncertainties. These uncertainties include our ability to consummate proposed acquisitions on favorable terms or at all, the effect on acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses will require, among other things:

•	consolidation of financial and managerial functions and elimination of operational redundancies;

•	achievement of purchasing efficiencies;

•	the addition and integration of key personnel; and

•	the maintenance of existing business.

Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.

We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

We cannot be sure of the successful completion or integration of any acquisition or that an acquisition will not have an adverse impact on our results of operations or financial condition.

We operate in highly competitive businesses.

The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. Our largest competitors nationally are Pharmerica, Inc., a subsidiary of AmerisourceBergen Corporation and Kindred Pharmacy Services, a division of Kindred Healthcare, Inc. In the geographic regions we serve, we also compete with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. While we compete on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of our services, along with the clinical expertise, pharmaceutical technology and professional support we offer, competitive pricing pressures may affect our profitability.

Our contract research organization, or CRO, business, competes against other full-service CROs and client internal resources. The CRO industry is highly fragmented with a number of full-service contract research organizations and many small, limited-service providers, some of which serve only local markets. Clients choose a CRO based upon, among other reasons, reputation, references from existing clients, the client’s relationship with the organization, the organization’s experience with the particular type of project and/or therapeutic area of clinical development, the organization’s ability to add value to the client’s development plan, the organization’s financial stability and the organization’s ability to provide the full range of services required by the client.

We are dependent on our senior management team and our pharmacy professionals.

We are highly dependent upon the members of our senior management and our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel who have been extensively involved in the success of our business, including Joel F. Gemunder, our President and Chief Executive Officer. If we were unable to retain these persons, we might be adversely affected. There is a limited pool of senior management personnel with significant experience in our industry. Accordingly, we believe we could experience significant difficulty in replacing key management personnel. Although we have employment contracts with our key management personnel, these contracts generally may be terminated without cause by either party.

In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is strong. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

OUR COMPANY

We are a leading geriatric pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities, assisted living facilities, retirement centers, independent living communities, hospitals, hospice and other healthcare settings. We provide our pharmacy services to long-term care facilities and other chronic care settings, comprising approximately 1,441,000 beds in 47 states, the District of Columbia and in Canada. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, we provide ancillary services, such as administering medications and nutrition intravenously (infusion therapy services) and furnishing respiratory therapy services, medical supplies and equipment and clinical care planning and financial software information systems to our client facilities. As well, we provide operational software and support systems to long-term care pharmacy providers across the United States. We provide pharmaceutical distribution and patient assistance services for specialty pharmaceuticals. We also provide comprehensive product development and research services for the pharmaceutical, biotechnology, medical device and diagnostic industries in 30 countries as of September 30, 2005.

Our primary line of business is the distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to skilled nursing facilities, assisted living facilities and other providers of healthcare services. We serve this market primarily through our national network of pharmacies, which are dedicated to serving skilled nursing, assisted living and other institutional healthcare facilities and are strategically located throughout the United States. We typically service long-term care facilities within a 150-mile radius of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery and for consultations with the facility’s staff or attending physicians. We utilize a unit-of-use distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. Our delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration. In conjunction with our delivery system, our record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish intravenous administration of medication and nutrition therapy and respiratory therapy services, medical supplies and equipment and clinical care planning and software support systems. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs. For example, we have developed a ranking of drugs based on their relative clinical effectiveness for the elderly and by cost to the payor. We use these rankings, which we call the Omnicare Geriatric Pharmaceutical Care Guidelines(R), or Omnicare Guidelines, to more effectively manage patient care and costs. In addition, we provide health and outcomes management programs for the large base of elderly residents of the long-term care facilities we serve.

Our principal executive offices are located at 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is www.omnicare.com. Information contained on our website is not part of this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	2000	2001	2002	2003	2004	2004	2005
Ratio of earnings to fixed charges (1)(2)	2.2x	2.8x	4.0x	4.3x	5.3x	5.6x	3.8x

(1)	Our ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest proportion) of rent expense.

(2)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

DESCRIPTION OF DEBT SECURITIES AND

GUARANTEES OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture.

The applicable prospectus supplement and the form of indenture relating to any particular debt securities offered will describe the specific terms of that series. When evaluating the debt securities, you also should refer to all provisions of the indenture and the debt securities. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

We can issue an unlimited amount of debt securities under the indenture. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•	the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•	whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series and whether the debt securities of the series may be satisfied and discharged other than as provided in the indenture;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•	whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture;

•	whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•

whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series. In addition, the prospectus supplement relating to a series of subordinated debt securities will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantees

Debt securities may be guaranteed by certain of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us or it at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The securities may or may not be listed on a national securities exchange or a foreign securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its diluted earnings per share as described in footnotes 1 and 11 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of NeighborCare, Inc. as of September 30, 2004 and 2003 and for each of the years in the three-year period ended September 30, 2004 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission’s website on the Internet at www.sec.gov. This information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission in Washington, D.C.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed March 16, 2005 including the portions of our proxy statement and related supplement incorporated by reference therein;

(b)	Omnicare, Inc.’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005, filed May 10, 2005 and August 9, 2005, respectively, and Form 10-Q/A for the fiscal quarter ended September 30, 2005, filed November 23, 2005;

(c)	Omnicare, Inc.’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed March 9, 2005, March 29, 2005, May 20, 2005, July 7, 2005, July 8, 2005, July 14, 2005, August 3, 2005, August 11, 2005, October 13, 2005, November 23, 2005, November 23, 2005 and November 23, 2005;

(d)	NeighborCare, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed December 10, 2004, as amended by Amendment No. 1 on Form 10-K/A, filed on December 14, 2004;

(e)	NeighborCare, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004 and March 31, 2005, filed February 8, 2005 and May 9, 2005, respectively; and

(f)	NeighborCare, Inc.’s Current Reports on Form 8-K, filed February 17, 2005, June 14, 2005, July 11, 2005 and July 18, 2005.

We also are incorporating by reference all future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, Attention: Secretary; telephone number (859) 392-3300. The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

$750,000,000

% Senior Subordinated Notes due 2013

% Senior Subordinated Notes due 2015

PROSPECTUS SUPPLEMENT

                         , 2005

Joint Book-Running Managers

LEHMAN BROTHERS

JPMORGAN

SUNTRUST ROBINSON HUMPHREY

Co-Managers

CIBC WORLD MARKETS

WACHOVIA SECURITIES

MERRILL LYNCH & CO.

CREDIT SUISSE FIRST BOSTON